Filed pursuant to Rule 433(d)
Registration Statement No. 333-130373

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the base prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to in this free writing prospectus and to solicit an indication of interest in purchasing such securities, when, as and if issued. Any such indication will not constitute a contractual commitment by you to purchase any of the securities until the offering has been priced and we have advised you of and confirmed the allocation of securities to be made to you. You may withdraw your indication of interest at any time prior to the notice of allocation. The issuer is not obligated to issue such security or any similar security and the underwriter’s obligation to deliver such security is subject to the terms and conditions of the underwriting agreement with the issuer and the availability of such security when, as and if issued by the issuer. You are advised that the terms of the securities, and the characteristics of the mortgage loan pool backing them, may change (due, among other things, to the possibility that mortgage loans that comprise the pool may become delinquent or defaulted or may be removed or replaced and that similar or different mortgage loans may be added to the pool, and that one or more classes of certificates may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. You are advised that securities may not be issued that have the characteristics described in these materials. The underwriter’s obligation to sell such securities to you is conditioned on the mortgage loans and certificates having the characteristics described in these materials. If for any reason the issuer does not deliver such certificates, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and none of the issuer nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. In addition, you may get the base prospectus for free by visiting our website at http://www.ubs.com/regulationab. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the base prospectus if you request it by calling toll-free 1-(877) 867-2654.

AUTOMATICALLY GENERATED E-MAIL DISCLAIMERS

Any disclaimer appearing at the bottom of the email communication to which this free writing prospectus is attached stating either of the following (or any derivative thereof):

(1) that these materials contain confidential information; or

(2) that the sender does not accept liability relating to the accuracy or completeness of these materials; or

(3) that these materials do not constitute a solicitation or an offer to buy or sell securities in each case, is not applicable to these materials and should be disregarded. Such disclaimers have been automatically generated as a result of these materials having been sent via e-mail or another system such as Bloomberg.

Dated: June 6, 2006

Term Sheet Supplement

$583,497,000 (Approximate)

MASTR Asset Backed Securities Trust 2006-HE2
(Issuing Entity)

Mortgage Asset Securitization Transactions, Inc.
(Depositor)

UBS Real Estate Securities Inc.
(Seller and Sponsor)

Wells Fargo Bank, N.A.
(Master Servicer, Servicer and Trust Administrator)

Mortgage Pass Through Certificates, Series 2006-HE2

UBS Investment Bank
For use with base prospectus dated April 18, 2006

TABLE OF CONTENTS

RISK FACTORS

FORWARD LOOKING STATEMENTS

DEFINED TERMS

THE MORTGAGE LOANS

STATIC POOL INFORMATION

THE ORIGINATORS

THE MASTER SERVICER AND TRUST ADMINISTRATOR

THE SERVICER

THE POOLING AND SERVICING AGREEMENT

FEDERAL INCOME TAX CONSEQUENCES

ERISA CONSIDERATIONS

LEGAL INVESTMENT

GLOSSARY OF TERMS

ANNEX I - INITIAL MORTGAGE LOAN STATISTICAL INFORMATIONI-1

RISK FACTORS

Before making an investment decision, you should carefully consider the following risks which we believe describe the principal factors that make an investment in the certificates speculative or risky. In particular, payments on your certificates will depend on payments received on, and other recoveries with respect to, the loans. Therefore, you should carefully consider the risk factors relating to the loans.

Unpredictability of Prepayments and Effect on Yields

Mortgagors may prepay their mortgage loans in whole or in part at any time. We cannot predict the rate at which mortgagors will repay their mortgage loans. A prepayment of a mortgage loan generally will result in a prepayment on the certificates.

•	If you purchase your certificates at a discount and principal is repaid slower than you assume, then your yield may be lower than you anticipate.

•	If you purchase your certificates at a premium and principal is repaid faster than you assume, then your yield may be lower than you anticipate.

•
The rate of prepayments on the mortgage loans will be sensitive to prevailing interest rates. Generally, if prevailing interest rates decline significantly below the mortgage rates on the fixed-rate mortgage loans, the mortgage loans are more likely to prepay than if prevailing rates remain above the mortgage rates on the related mortgage loans. In addition, if prevailing interest rates decline, adjustable-rate mortgage loan prepayments may increase due to the availability of fixed-rate mortgage loans or other adjustable-rate mortgage loans at lower interest rates. Conversely, if prevailing interest rates rise significantly, the prepayments on fixed-rate and adjustable-rate mortgage loans may decrease. Furthermore, adjustable-rate mortgage loans may prepay at different rates and in response to different factors than fixed-rate mortgage loans; the inclusion of both types of mortgage loans in the mortgage pool may increase the difficulty in analyzing possible prepayment rates.

•
Certain mortgage loans as set forth in the table entitled “Prepayment Penalty of the Aggregate Mortgage Loans” in Annex I require the mortgagor to pay a prepayment charge in certain instances if the mortgagor prepays the mortgage loan during a stated period, which may be from six months to three years after the mortgage loan was originated. A prepayment charge may or may not discourage a mortgagor from prepaying the mortgage loan during the applicable period.

•
The related originator or the seller may be required to purchase mortgage loans from the trust in the event certain breaches of representations and warranties occur and have not been cured. These purchases will have the same effect on the holders of the offered certificates as a prepayment of the mortgage loans.

•
The party designated in the pooling and servicing agreement may purchase all of the mortgage loans and any REO properties and retire the certificates when the aggregate principal balance of the mortgage loans and any REO properties is equal to or less than 10% of the aggregate principal balance of the mortgage loans as of the cut-off date.

•	If the rate of default and the amount of losses on the mortgage loans is higher than you expect, then your yield may be lower than you expect.

•
As a result of the absorption of realized losses on the mortgage loans by excess interest and overcollateralization and amounts received under the Interest Rate Swap Agreement or the Interest Rate Cap Agreement, as described herein, liquidations of defaulted mortgage loans, whether or not realized losses are incurred upon such liquidations, will result in an earlier return of the principal of the Class A Certificates and the Mezzanine Certificates and will influence the yield on such certificates in a manner similar to the manner in which principal prepayments on the mortgage loans will influence the yield on such certificates.

•
The overcollateralization provisions are intended to result in an accelerated rate of principal distributions to holders of the Class A Certificates and the Mezzanine Certificates then entitled to principal distributions at any time that the overcollateralization provided by the mortgage pool falls below the required level. In addition, if the Class A Certificates are entitled to distributions of principal at any time that overcollateralization is required to be restored to the required level, then the amounts available for such purpose will be allocated among the Class A Certificates on a pro rata basis based on the amount of principal actually received on the related mortgage loans for the related distribution date. This, as well as the relative sizes of any loan groups, may magnify the prepayment effect on the Class A Certificates caused by the relative rates of prepayments and defaults experienced by the related mortgage loans.

Terrorist Attacks and Military Action Could Adversely Affect the Yield on the Offered Certificates

The terrorist attacks in the United States on September 11, 2001 suggest that there is an increased likelihood of future terrorist activity in the United States. In addition, current political and military tensions in the Middle East have resulted in a significant deployment of United States military personnel in the region. Investors should consider the possible effects of past and possible future terrorist attacks and any resulting military response by the United States on the delinquency, default and prepayment experience of the mortgage loans. In accordance with the servicing standard set forth in the pooling and servicing agreement, the servicer may defer, reduce or forgive payments and delay foreclosure proceedings in respect of mortgage loans to borrowers affected in some way by past and possible future events.

In addition, the current deployment of United States military personnel in the Middle East and the activation of a substantial number of United States military reservists and members of the National Guard may significantly increase the proportion of mortgage loans whose mortgage rates are reduced by the application of the Servicemembers Civil Relief Act (the “Relief Act”) or any state law providing for similar relief. See “Certain Legal Aspects of Mortgage Loans—Servicemembers Civil Relief Act” in the base prospectus. Certain shortfalls in interest collection arising from the application of the Relief Act or any state law providing for similar relief will not be covered by the servicer, the master servicer, any subservicer or any bond guaranty insurance policy.

Interest Only Mortgage Loans

Certain mortgage loans as set forth in the table entitled “Product Type of the Aggregate Mortgage Loans” in Annex I require the related borrowers to make monthly payments only of accrued interest for the first 60 or 120 months following origination. After such interest-only period, each such borrower’s monthly payment will be recalculated to cover both interest and principal so that the mortgage loan will amortize fully prior to its final payment date. If the monthly payment increases, a related borrower may not be able to pay the increased amount and may default or may refinance the related mortgage loan to avoid the higher payment. Because no principal payments may be made or advanced on such mortgage loans for 60 or 120 months following origination, the certificateholders will receive smaller principal distributions during such period than they would have received if the related borrowers were required to make monthly payments of interest and principal for the entire lives of such mortgage loans. This slower rate of principal distributions may reduce the return on an investment in the offered certificates that are purchased at a discount.

Second Lien Loan Risk

Certain mortgage loans as set forth in the table entitled “Lien Status of the Aggregate Mortgage Loans” in Annex I are secured by second liens on the related mortgaged properties. The proceeds from any liquidation, insurance or condemnation proceedings will be available to satisfy the outstanding balance of such mortgage loans only to the extent that the claims of the related senior mortgages have been satisfied in full, including any related foreclosure costs. In circumstances when it has been determined to be uneconomical to foreclose on the mortgaged property, the servicers may write off the entire balance of such mortgage loan as a bad debt. The foregoing considerations will be particularly applicable to mortgage loans secured by second liens that have high combined loan-to-value ratios because it is comparatively more likely that the servicers would determine foreclosure to be uneconomical in the case of such mortgage loans. The rate of default of second mortgage loans may be greater than that of mortgage loans secured by first liens on comparable properties.

Silent Second Lien Risk

Approximately 30.20% of the mortgage loans (by aggregate principal balance of the mortgage loans as of the cut-off date) are subject to a second lien mortgage loan which may or may not be included in the trust. The weighted average loan-to-value ratio of such mortgage loans at origination is approximately 80.21% and the weighted average combined loan-to-value ratio of such mortgage loans at origination (including the second lien) is approximately 99.24%. With respect to such mortgage loans, foreclosure frequency may be increased relative to mortgage loans that were originated without a silent second lien since mortgagors have less equity in the mortgaged property. In addition, a default may be declared on the second lien loan, even though the first lien is current, which would constitute a default on the first lien loan. Investors should also note that any mortgagor may obtain secondary financing at any time subsequent to the date of origination of their mortgage loan from the originator or from any other lender.

Balloon Loan Risk

Balloon loans pose a risk because a mortgagor must make a large lump sum payment of principal at the end of the loan term. If the mortgagor is unable to pay the lump sum or refinance such amount, the servicer will make limited advances as described in the pooling and servicing agreement. Certain mortgage loans are balloon loans, as set forth in the table entitled “Collateral Summary for the Aggregate Mortgage Loans” in Annex I.

Credit Scores May Not Accurately Predict the Performance of the Mortgage Loans

Credit scores are obtained by many lenders in connection with mortgage loan applications to help them assess a borrower’s creditworthiness. Credit scores are generated by models developed by a third party which analyzed data on consumers in order to establish patterns which are believed to be indicative of the borrower’s probability of default over a two-year time period. The credit score is based on a borrower’s historical credit data, including, among other things, payment history, delinquencies on accounts, levels of outstanding indebtedness, length of credit history, types of credit, and bankruptcy experience. Credit scores range from approximately 250 to approximately 900, with higher scores indicating an individual with a more favorable credit history compared to an individual with a lower score. However, a credit score purports only to be a measurement of the relative degree of risk a borrower represents to a lender (i.e., a borrower with a higher score is statistically expected to be less likely to default in payment than a borrower with a lower score). Lenders have varying ways of analyzing credit scores and, as a result, the analysis of credit scores across the industry is not consistent. In addition, it should be noted that credit scores were developed to indicate a level of default probability over a two year period, which does not correspond to the life of a mortgage loan. Furthermore, credit scores were not developed specifically for use in connection with mortgage loans, but for consumer loans in general, and assess only the borrower’s past credit history. Therefore, a credit score does not take into consideration the effect of mortgage loan characteristics (which may differ from consumer loan characteristics) on the probability of repayment by the borrower. There can be no assurance that the credit scores of the mortgagors will be an accurate predictor of the likelihood of repayment of the related mortgage loans.

Potential Inadequacy of Credit Enhancement for the Class A Certificates and Mezzanine Certificates

The credit enhancement features of the transaction are intended to enhance the likelihood that holders of the Class A Certificates, and to a limited extent, the holders of the Mezzanine Certificates, will receive regular distributions of interest and principal. However, we cannot assure you that the applicable credit enhancement will adequately cover any shortfalls in cash available to make distributions on your certificates as a result of delinquencies or defaults on the mortgage loans. If delinquencies or defaults occur on the mortgage loans, neither the servicer, the master servicer, nor any other entity will advance scheduled monthly payments of interest and principal on delinquent or defaulted mortgage loans if such advances are not likely to be recovered. If substantial losses occur as a result of defaults and delinquent payments on the mortgage loans, you may suffer losses.

A decline in real estate values or in economic conditions generally could increase the rates of delinquencies, foreclosures and losses on the loans to a level that is significantly higher than those experienced currently. This in turn will reduce the yield on your certificates, particularly if the credit enhancement in the transaction is not enough to protect your certificates from these losses.

Interest Generated by the Mortgage Loans May Be Insufficient to Maintain Overcollateralization

The weighted average of the mortgage rates on the mortgage loans (net of certain fees and expenses, including any Net Swap Payment owed to the Swap Provider and any Swap Termination Payment, other than a Swap Termination Payment resulting from a Swap Provider Trigger Event) is expected to be higher than the pass-through rates on the Class A Certificates and Mezzanine Certificates. The mortgage loans are expected to generate more interest than is needed to distribute interest owed on the Class A Certificates and Mezzanine Certificates and to pay certain fees and expenses of the trust. Any remaining interest generated by the mortgage loans will then be used to absorb losses that occur on the mortgage loans. After these financial obligations of the trust are covered, the available excess interest generated by the mortgage loans will be used to maintain overcollateralization. We cannot assure you, however, that enough excess interest will be generated to maintain the required level of overcollateralization. The factors described below will affect the amount of excess interest that the mortgage loans will generate:

•
Every time a mortgage loan is prepaid in full, liquidated or written off, excess interest may be reduced because the mortgage loan will no longer be outstanding and generating interest or, in the case of a partial prepayment, will be generating less interest.

•
If the rates of delinquencies, defaults or losses on the mortgage loans turn out to be higher than expected, excess interest will be reduced by the amount necessary to compensate for any shortfalls in cash available to make required distributions on the Class A Certificates and Mezzanine Certificates.

•
The fixed-rate mortgage loans have mortgage rates that are fixed and will not adjust based on any index and the adjustable-rate mortgage loans have mortgage rates that adjust based on an index that is different from the index used to determine the pass-through rates on the Class A Certificates and Mezzanine Certificates. In addition, the first adjustment of the rates for the adjustable-rate mortgage loans will not occur until two years, three years or five years after the date of origination as set forth in Annex I in the table entitled “Product Type of the Aggregate Mortgage Loans.” As a result, the pass-through rate on the Class A Certificates and Mezzanine Certificates may increase relative to the mortgage rates on the mortgage loans, or may remain constant as the mortgage rates on the adjustable-rate mortgage loans decline. In either case, this would require that more of the interest generated by the mortgage loans be applied to cover interest on the Class A Certificates and Mezzanine Certificates.

•
If prepayments, defaults and liquidations occur more rapidly on the mortgage loans with relatively higher mortgage rates than on the mortgage loans with relatively lower mortgage rates, the amount of excess interest generated by the mortgage loans will be less than would otherwise be the case.

Effect of Mortgage Rates on the Certificates

The Class A Certificates and Mezzanine Certificates accrue interest at pass-through rates based on the one-month LIBOR index plus specified margins, but are subject to a limit. The limit on the pass-through rates for the Class A Certificates and the Mezzanine Certificates is based on the weighted average of the mortgage rates on the mortgage loans, net of certain fees and expenses of the trust (including any Net Swap Payment owed to the Swap Provider and any Swap Termination Payment owed to the Swap Provider, other than a Swap Termination Payment due to a Swap Termination Trigger Event).

The adjustable-rate mortgage loans have mortgage rates that adjust based on six-month LIBOR. The adjustable-rate mortgage loans have periodic and maximum limitations on adjustments to their mortgage rates, and will have the first adjustment to their mortgage rates generally two years, three years or five years after the origination thereof. The fixed-rate mortgage loans have mortgage rates that will not adjust. As a result of the limit on the pass-through rates on the Class A Certificates and the Mezzanine Certificates, such certificates may accrue less interest than they would accrue if their pass-through rates were based solely on the one-month LIBOR index plus the specified margin.

A variety of factors could limit the pass-through rates on the Class A Certificates and the Mezzanine Certificates. Some of these factors are described below:

•
The pass-through rates for the Class A Certificates and the Mezzanine Certificates adjust monthly while the mortgage rates on the adjustable-rate mortgage loans adjust less frequently and the mortgage rates on the fixed-rate mortgage loans do not adjust. Furthermore, the adjustable-rate mortgage loans will have the first adjustment to their mortgage rates generally two years, three years or five years following their origination. Consequently, the limit on the pass-through rates on the Class A Certificates and the Mezzanine Certificates may prevent any increases in the pass-through rates on such certificates for extended periods in a rising interest rate environment.

•
If prepayments, defaults and liquidations occur more rapidly on the mortgage loans with relatively higher mortgage rates than on the mortgage loans with relatively lower mortgage rates, the pass-through rates on the Class A Certificates and the Mezzanine Certificates are more likely to be limited.

•
The index used to determine the mortgage rates on the adjustable-rate mortgage loans may respond to different economic and market factors than does one-month LIBOR. It is possible that the mortgage rates on the adjustable-rate mortgage loans may decline while the pass-through rates on the Class A Certificates and Mezzanine Certificates are stable or rising. It is also possible that the mortgage rates on the adjustable-rate mortgage loans and the pass-through rates on the Class A Certificates and Mezzanine Certificates may both decline or increase during the same period, but that the pass-through rates on the Class A Certificates and Mezzanine Certificates may decline more slowly or increase more rapidly.

If the pass-through rates on the Class A Certificates or the Mezzanine Certificates are limited for any distribution date, the resulting basis risk shortfalls may be recovered by the holders of these certificates on such distribution date or future distribution dates to the extent that on such distribution date or future distribution dates there is sufficient available funds remaining after certain other distributions on the Class A Certificates and the Mezzanine Certificates and the payment of certain fees and expenses of the trust (including any Net Swap Payment owed to the Swap Provider and any Swap Termination Payment owed to the Swap Provider, other than a Swap Termination Payment due to a Swap Termination Trigger Event).

Amounts distributed on the Class A Certificates and Mezzanine Certificates in respect of such shortfalls may be supplemented by the Interest Rate Swap Agreement (to the extent that the floating payment by the Swap Provider exceeds the fixed payment by the trust on any distribution date and such amount is available in the priority described in Annex I) or the Interest Rate Cap Agreement (to the extent that one-month LIBOR exceeds the strike rate as set forth therein and such amount is available in the priority described in Annex I). However, the amount received from the Swap Provider under the Interest Rate Swap Agreement may be insufficient to pay the holders of the applicable certificates the full amount of interest which they would have received absent the limitations of the rate cap.

Risks Associated with the Mezzanine Certificates

The weighted average lives of, and the yields to maturity on, the Mezzanine Certificates will be progressively more sensitive, in increasing order of their numerical class designations, to the rate and timing of mortgagor defaults and the severity of ensuing losses on the mortgage loans. If the actual rate and severity of losses on the mortgage loans is higher than those assumed by an investor in such certificates, the actual yield to maturity of such certificates may be lower than the yield anticipated by such holder based on such assumption. The timing of losses on the mortgage loans will also affect an investor’s actual yield to maturity, even if the rate of defaults and severity of losses over the life of the mortgage loans are consistent with an investor’s expectations. In general, the earlier a loss occurs, the greater the effect on an investor’s yield to maturity. Realized losses on the mortgage loans, to the extent they exceed the amount of excess interest and overcollateralization following distributions of principal on the related distribution date, any Net Swap Payment received under the Interest Rate Swap Agreement and any amounts received under the Interest Rate Cap Agreement, will reduce the certificate principal balance of the class of Mezzanine Certificate then outstanding with the highest numerical class designation. As a result of such reductions, less interest will accrue on such class of Mezzanine Certificates than would otherwise be the case. Once a realized loss is allocated to a Mezzanine Certificate, no principal or interest will be distributable with respect to such written down amount (except in the case of subsequent recoveries). However, the amount of any realized losses allocated to the Mezzanine Certificates may be distributed to the holders of the Mezzanine Certificates according to the priorities set forth in the term sheet.

Unless the aggregate certificate principal balance of the Class A Certificates has been reduced to zero, the Mezzanine Certificates will not be entitled to any principal distributions until at least July 2009 or during any period in which delinquencies or realized losses on the mortgage loans exceed certain levels. As a result, the weighted average lives of the Mezzanine Certificates will be longer than would otherwise be the case if distributions of principal were allocated among all of the certificates at the same time. As a result of the longer weighted average lives of the Mezzanine Certificates, the holders of such certificates have a greater risk of suffering a loss on their investments. Further, because such certificates might not receive any principal if certain delinquency levels occur, it is possible for such certificates to receive no principal distributions even if no losses have occurred on the mortgage loans.

In addition, the multiple class structure of the Mezzanine Certificates causes the yield of such classes to be particularly sensitive to changes in the rates of prepayment of the mortgage loans. Because distributions of principal will be made to the holders of such certificates according to the priorities described in the term sheet, the yield to maturity on such classes of certificates will be sensitive to the rates of prepayment on the mortgage loans experienced both before and after the commencement of principal distributions on such classes. The yield to maturity on such classes of certificates will also be extremely sensitive to losses due to defaults on the mortgage loans (and the timing thereof), to the extent such losses are not covered by excess interest, the Class CE Certificates, Net Swap Payments received under the Interest Rate Swap Agreement, amounts received under the Interest Rate Cap Agreement or a class of Mezzanine Certificates with a higher numerical class designation. Furthermore, the timing of receipt of principal and interest by the Mezzanine Certificates may be adversely affected by losses even if such classes of certificates do not ultimately bear such loss.

Prepayment Interest Shortfalls and Relief Act Shortfalls

When a mortgage loan is prepaid, the mortgagor is charged interest on the amount prepaid only up to the date on which the prepayment is made, rather than for an entire month. This may result in a shortfall in interest collections available for distribution on the next distribution date. The servicer is required to cover that portion of the shortfall in interest collections attributable to voluntary prepayments in full that occur during the applicable portion of the related Prepayment Period, but only up to the amount of the servicer’s servicing fee for the related calendar month. If the servicer fails to pay such amount, the successor servicer will be obligated under the pooling and servicing agreement to pay such amount. In addition, certain shortfalls in interest collections arising from the application of the Relief Act or similar state laws will not be covered by the servicer or the master servicer.

On any distribution date, any shortfalls resulting from the application of the Relief Act and any Prepayment Interest Shortfalls to the extent not covered by the servicer or the successor servicer will be allocated, first, to the interest distribution amount with respect to the Class CE Certificates, and thereafter, to the monthly interest distributable amounts with respect to the Class A Certificates and Mezzanine Certificates on a pro rata basis based on the respective amounts of interest accrued on such certificates for such distribution date. The holders of the Class A Certificates and Mezzanine Certificates will not be entitled to reimbursement for any such interest shortfalls. If these shortfalls are allocated to the Class A Certificates and Mezzanine Certificates, the amount of interest distributed to those certificates will be reduced, adversely affecting the yield on your investment.

Delay in Receipt of Liquidation Proceeds; Liquidation Proceeds May Be Less than Principal Balance of Mortgage Loans

Substantial delays could be encountered in connection with the liquidation of delinquent mortgage loans. Further, reimbursement of advances made on a mortgage loan, reimbursement for all payments due on or prior to the Cut-Off Date, liquidation expenses such as legal fees, real estate taxes, hazard insurance and maintenance and preservation expenses may reduce the portion of liquidation proceeds distributable to you. If a mortgaged property fails to provide adequate security for the mortgage loan, you will incur a loss on your investment if the credit enhancements are insufficient to cover the loss.

High Loan-to-Value Ratios Increase Risk of Loss

Mortgage loans with higher loan-to-value ratios may present a greater risk of loss than mortgage loans with loan-to-value ratios of 80.00% or below. Certain mortgage loans as set forth in the tables entitled “Original LTV Ratios of the Aggregate Mortgage Loans” in Annex I had loan-to-value ratios in excess of 80.00%, but no more than 100.00% at origination. Additionally, the originator’s determination of the value of a mortgaged property used in the calculation of the loan-to-value ratios of the mortgage loans may differ from the appraised value of such mortgaged properties.

Geographic Concentration

The charts presented in the term sheet list the states with the highest concentrations of mortgage loans. Because of the relative geographic concentration of the mortgaged properties within certain states, losses on the mortgage loans may be higher than would be the case if the mortgaged properties were more geographically diversified. For example, some of the mortgaged properties may be more susceptible to certain types of special hazards, such as earthquakes, hurricanes, floods, wildfires and other natural disasters and major civil disturbances, than residential properties located in other parts of the country.

In addition, the conditions below will have a disproportionate impact on the mortgage loans in general:

•	Economic conditions in states with high concentrations of mortgage loans may affect the ability of mortgagors to repay their loans on time even if such conditions do not affect real property values.

•
Declines in the residential real estate markets in the states with high concentrations of mortgage loans may reduce the values of properties located in those states, which would result in an increase in loan-to-value ratios.

•
Any increase in the market value of properties located in the states with high concentrations of mortgage loans would reduce loan-to-value ratios and could, therefore, make alternative sources of financing available to mortgagors at lower interest rates, which could result in an increased rate of prepayment of the mortgage loans.

Hurricanes May Pose Special Risks

During the late summer of 2005, Hurricane Katrina and Hurricane Rita caused catastrophic damage to areas in the Gulf Coast region of the United States. The seller will represent and warrant as of the closing date that each mortgaged property is free of material damage and in good repair. In the event of a breach of that representation and warranty that materially and adversely affects the value of such Mortgage Loan, the seller will be obligated to repurchase or substitute for the related mortgage loan. Any such repurchase would have the effect of increasing the rate of principal distributions on the Class A Certificates and Mezzanine Certificates. Any damage to a mortgaged property that secures a mortgage loan in the trust fund occurring as a result of any other casualty event occurring after the closing date (including, but not limited to, other hurricanes) will not cause a breach of this representation and warranty.

The full economic impact of Hurricane Katrina and Hurricane Rita is uncertain but may affect the ability of borrowers to make payments on their mortgage loans. We have no way to determine the particular nature of such economic effects, how long any of these effects may last, or how these effects may impact the performance of the mortgage loans. Any impact of these events on the performance of the mortgage loans may increase the amount of losses borne by the holders of the Class A Certificates or Mezzanine Certificates or impact the weighted average lives of such certificates.

Bankruptcy of Borrowers May Adversely Affect Distributions on Certificates

The application of federal and state laws, including bankruptcy and debtor relief laws, may interfere with or adversely affect the ability to realize on the mortgaged properties, enforce deficiency judgments or pursue collection litigation with respect to defaulted mortgage loans. As a consequence, borrowers who have defaulted on their mortgage loans and sought, or are considering seeking, relief under bankruptcy or debtor relief laws will have substantially less incentive to repay their mortgage loans. As a result, these mortgage loans will likely experience more severe losses, which may be total losses and could therefore increase the risk that you will suffer losses.

Violation of Various Federal, State and Local Laws May Result in Losses on the Mortgage Loans

Applicable state laws generally regulate interest rates and other charges, require certain disclosure and require licensing of the originator. In addition, other state and local laws, public policy and general principles of equity relating to the protection of consumers, unfair and deceptive practices and debt collection practices may apply to the origination, servicing and collection of the mortgage loans.

The mortgage loans are also subject to federal laws, including:

•	the Federal Truth-in-Lending Act and Regulation Z promulgated thereunder, which require certain disclosures to the mortgagors regarding the terms of the mortgage loans;

•
the Equal Credit Opportunity Act and Regulation B promulgated thereunder, which prohibit discrimination on the basis of age, race, color, sex, religion, marital status, national origin, receipt of public assistance or the exercise of any right under the Consumer Credit Protection Act, in the extension of credit; and

•	the Fair Credit Reporting Act, which regulates the use and reporting of information related to each borrower’s credit experience.

Violations of certain provisions of these federal laws may limit the ability of the servicer to collect all or part of the principal of or interest on the mortgage loans and in addition could subject the trust to damages and administrative enforcement and could result in the borrowers rescinding such mortgage loans against either the trust or subsequent holders of the mortgage loans.

Each originator or the seller will represent that as of the closing date, each mortgage loan is in compliance with applicable federal, state and local laws and regulations. In the event of a breach of such representation, the related originator or seller will be obligated to cure such breach or repurchase or replace the affected mortgage loan in the manner described under “The Pooling and Servicing Agreement—Assignment of the Mortgage Loans” in this term sheet supplement.

High Cost Loans

None of the mortgage loans are “High Cost Loans” within the meaning of the Homeownership Act or any state or local law, ordinance or regulation similar to the Homeownership Act. See “Certain Legal Aspects of Residential Loans—Anti-Deficiency Legislation, Bankruptcy Laws and Other Limitations on Lenders” in the base prospectus.

In addition to the Homeownership Act, however, a number of legislative proposals have been introduced at both the federal and state level that are designed to discourage predatory lending practices. Some states have enacted, or may enact, laws or regulations that prohibit inclusion of some provisions in mortgage loans that have mortgage rates or origination costs in excess of prescribed levels, and require that borrowers be given certain disclosures prior to the consummation of such mortgage loans. In some cases, state law may impose requirements and restrictions greater than those in the Homeownership Act. The originator’s failure to comply with these laws could subject the trust, and other assignees of the mortgage loans, to monetary penalties and could result in the borrowers rescinding such mortgage loans against either the trust or subsequent holders of the mortgage loans. Lawsuits have been brought in various states making claims against assignees of High Cost Loans for violations of state law. Named defendants in these cases include numerous participants within the secondary mortgage market, including some securitization trusts.

Under the anti-predatory lending laws of some states, the borrower is required to meet a net tangible benefits test in connection with the origination of the related mortgage loan. This test may be highly subjective and open to interpretation. As a result, a court may determine that a mortgage loan does not meet the test even if the originator reasonably believed that the test was satisfied. Any determination by a court that a mortgage loan does not meet the test will result in a violation of the state anti-predatory lending law, in which case the seller will be required to purchase such mortgage loan from the trust.

See “Certain Legal Aspects of Residential Loans—Anti-Deficiency Legislation, Bankruptcy Laws and Other Limitations on Lenders” in the base prospectus.

Transfer of Servicing May Result in Higher Delinquencies and Defaults

With respect to the Mortgage Loans originated by New Century Mortgage Corporation (“New Century”), New Century will service the related Mortgage Loans until June 30, 2006 The servicing transfer to Wells Fargo Bank will be completed on or about July 1, 2006 but all transfers of servicing involve the risk of disruption in collections due to data input errors, misapplied or misdirected payments, system incompatibilities and other reasons. As a result, the rate of delinquencies and defaults are likely to increase at least for a period of time. There can be no assurance as to the extent or duration of any disruptions associated with the transfer of servicing or as to the resulting effects on the yield on the Class A Certificates and the Mezzanine Certificates.

The Certificates Are Obligations of the Trust Only

The Class A Certificates and the Mezzanine Certificates will not represent an interest in or obligation of the depositor, the originator, the sponsor, the servicer, the master servicer, the trust administrator, the trustee or any of their respective affiliates. None of the Class A Certificates, the Mezzanine Certificates or the underlying mortgage loans will be guaranteed or insured by any governmental agency or instrumentality, or by the depositor, the originator, the sponsor, the servicer, the master servicer, the trust administrator, the trustee or any of their respective affiliates. Proceeds of the assets included in the trust and proceeds from the Net WAC Rate Carryover Reserve Account will be the sole source of distributions on the Class A Certificates and the Mezzanine Certificates, and there will be no recourse to the depositor, the originator, the sponsor, the servicer, the master servicer, the trust administrator, the trustee or any other entity in the event that such proceeds are insufficient or otherwise unavailable to make all distributions provided to the Class A Certificates and the Mezzanine Certificates.

The Interest Rate Swap Agreement and the Swap Provider

Any amounts received from the Swap Provider under the Interest Rate Swap Agreement will be applied as described in the term sheet to pay interest shortfalls and basis risk shortfalls, maintain the required level of overcollateralization and cover losses. However, no amounts will be payable by the Swap Provider unless the floating amount owed by the Swap Provider on a distribution date exceeds the fixed amount owed to the Swap Provider on such distribution date. This will not occur except in periods when one-month LIBOR (as determined pursuant to the Interest Rate Swap Agreement) generally exceeds the rate set forth in the term sheet. No assurance can be made that any amounts will be received under the Interest Rate Swap Agreement, or that any such amounts that are received will be sufficient to maintain the required level of overcollateralization or to cover interest shortfalls, basis risk shortfalls and losses on the mortgage loans. Any net payment payable to the Swap Provider under the terms of the Interest Rate Swap Agreement will reduce amounts available for distribution to certificateholders, and may reduce the pass-through rates of the certificates. If the rate of prepayments on the mortgage loans is faster than anticipated, the schedule on which payments due under the Interest Rate Swap Agreement are calculated may exceed the aggregate principal balance of the mortgage loans, thereby increasing the relative proportion of interest collections on the mortgage loans that must be applied to make net payments to the Swap Provider. The combination of a rapid rate of prepayment and low prevailing interest rates could adversely affect the yields on the Class A Certificates and Mezzanine Certificates. In addition, any Swap Termination Payment payable to the Swap Provider (other than a Swap Termination Payment resulting from a Swap Provider Trigger Event) in the event of early termination of the Interest Rate Swap Agreement will reduce amounts available for distribution to certificateholders.

Upon early termination of the Interest Rate Swap Agreement, the trust or the Swap Provider may be liable to make a Swap Termination Payment to the other party (regardless of which party caused the termination). The Swap Termination Payment will be computed in accordance with the procedures set forth in the Interest Rate Swap Agreement. In the event that the trust is required to make a Swap Termination Payment, that payment will be paid on the related distribution date, and on any subsequent distribution dates until paid in full, generally prior to distributions to certificateholders. This feature may result in losses on the certificates. Due to the priority of the applications of the available funds, the Mezzanine Certificates will bear the effects of any shortfalls resulting from a Net Swap Payment or Swap Termination Payment by the trust before such effects are borne by the Class A Certificates and one or more classes of Mezzanine Certificates may suffer a loss as a result of such payment.

To the extent that distributions on the Class A Certificates and Mezzanine Certificates depend in part on payments to be received by the trust under the Interest Rate Swap Agreement, the ability of the trust administrator to make such distributions on such certificates will be subject to the credit risk of the Swap Provider to the Interest Rate Swap Agreement.

Lack of Liquidity

The underwriter intends to make a secondary market in the offered certificates, but has no obligation to do so. There is no assurance that such a secondary market will develop or, if it develops, that it will continue. Consequently, you may not be able to sell your certificates readily or at prices that will enable you to realize your desired yield. The market values of the certificates are likely to fluctuate; these fluctuations may be significant and could result in significant losses to you.

The secondary markets for asset-backed securities have experienced periods of illiquidity and can be expected to do so in the future. Illiquidity can have a severely adverse effect on the prices of securities that are especially sensitive to prepayment, credit, or interest rate risk, or that have been structured to meet the investment requirements of limited categories of investors.

Rights of Beneficial Owners May Be Limited by Book Entry System

Ownership of the offered certificates will be registered electronically with the Depository Trust Company. The lack of physical certificates could:

•	result in distribution delays on the offered certificates because the trust administrator will be sending distributions on the certificates to the Depository Trust Company instead of directly to you;

•	make it difficult to pledge the offered certificates if physical certificates are required by the party demanding the pledge; and

•	hinder the ability to resell the offered certificates because some investors may be unwilling to buy certificates that are not in physical form.

Rights of the NIMS Insurer

Pursuant to the terms of the pooling and servicing agreement, unless there exists a NIMS Insurer Default, such NIMS Insurer will be entitled to exercise, among others, the following rights of the holders of the Class A Certificates and Mezzanine Certificates, without the consent of such holders, and the holders of the Class A Certificates and Mezzanine Certificates may exercise such rights only with the prior written consent of such NIMS Insurer: (i) the right to provide notices of servicer defaults or master servicer defaults and the right to direct the termination of the rights and obligations of the servicer or the master servicer under the pooling and servicing agreement in the event of a default by the servicer or the master servicer; (ii) the right to remove the trustee or the trust administrator or any co-trustee or custodian pursuant to the pooling and servicing agreement; and (iii) the right to direct the trust administrator to make investigations and take actions pursuant to the pooling and servicing agreement. In addition, unless a NIMS Insurer Default exists, such NIMS Insurer’s consent will be required prior to, among other things, (i) the removal or replacement of the servicer, the master servicer, any successor servicer or successor master servicer, the trust administrator or the trustee, (ii) the appointment or termination of any subservicer or co-trustee or (iii) any amendment to the pooling and servicing agreement.

Investors in the offered certificates should note that:

•	any insurance policy issued by the NIMS Insurer, if any, will not cover, and will not benefit in any manner whatsoever, the offered certificates;

•	the rights to be granted to the NIMS Insurer, if any, are extensive;

•
the interests of the NIMS Insurer, if any, may be inconsistent with, and adverse to the interests of the holders of the offered certificates and the NIMS Insurer, if any, has no obligation or duty to consider the interests of the offered certificates in connection with the exercise or nonexercise of such NIMS Insurer’s rights;

•
such NIMS Insurer’s exercise of the rights and consents set forth above may negatively affect the offered certificates and the existence of such NIMS Insurer’s rights, whether or not exercised, may adversely affect the liquidity of the offered certificates relative to other asset-backed certificates backed by comparable mortgage loans and with comparable payment priorities and ratings; and

•	there may be more than one series of notes insured by the NIMS Insurer and the NIMS Insurer will have the rights set forth herein so long as any such series of notes remain outstanding.

Nature of the Mortgage Loans

The mortgage loans in the trust were originated in accordance with the originator’s underwriting guidelines described herein without regard to whether such mortgage loans would be acceptable for purchase by Fannie Mae or Freddie Mac. As a result, delinquencies and liquidation proceedings are more likely with these mortgage loans than with mortgage loans that are originated in a more traditional manner. As a result of the use of such underwriting standards, in the event the mortgage loans do become delinquent or subject to liquidation, you may face delays in receiving payment and suffer losses if the credit enhancements are insufficient to cover the delays and losses.

Reduction or Withdrawal of Ratings

Each rating agency rating the offered certificates may change or withdraw its initial ratings at any time in the future if, in its judgment, circumstances warrant a change. No person is obligated to maintain the ratings at their initial levels. If a rating agency reduces or withdraws its rating on one or more classes of the offered certificates, the liquidity and market value of the affected certificates is likely to be reduced.

Suitability of the Offered Certificates as Investments

The offered certificates are not suitable investments for any investor that requires a regular or predictable schedule of monthly distributions or distribution on any specific date. The offered certificates are complex investments that should be considered only by investors who, either alone or with their financial, tax and legal advisors, have the expertise to analyze the prepayment, reinvestment, default and market risk, the tax consequences of an investment and the interaction of these factors.

FORWARD LOOKING STATEMENTS

We use certain forward looking statements herein. These forward looking statements are found in the material, including each of the tables, set forth under “Risk Factors”. Forward looking statements are also found elsewhere herein and include words like “expects,” “intends,” “anticipates,” “estimates” and other similar words. These statements are intended to convey our projections or expectations as of the date hereof. These statements are inherently subject to a variety of risks and uncertainties. Actual results could differ materially from those we anticipate due to changes in, among other things:

(1)    economic conditions and industry competition;

(2)    political and/or social conditions; and

(3)    the law and government regulatory initiatives.

We will not update or revise any forward looking statement to reflect changes in our expectations or changes in the conditions or circumstances on which these statements were originally based.

DEFINED TERMS

We define and use capitalized terms herein to assist you in understanding the terms of the offered certificates and this offering. We define the capitalized terms we use herein under the caption “Glossary of Terms” herein.

THE MORTGAGE LOANS

All of the Mortgage Loans will be secured by first or second mortgages or deeds of trust or other similar security instruments which create first or second liens on one- to four-family residential properties consisting of attached or detached one- to four-family dwelling units and individual condominium units.

The Mortgage Loans will generally consist of mortgages to subprime borrowers. A description of the underwriting standards used by the originator to originate the Mortgage Loans are set forth under “The Originators─Underwriting Standards” below.

The Mortgage Loans are subject to the “due-on-sale” provisions included therein which provide that the Mortgage Loan is assumable by a creditworthy purchaser of the related Mortgaged Property.

Approximately 42.38% of the Mortgage Loans (by aggregate principal balance of the mortgage loans as of the cut-off date) were originated by New Century Mortgage Corporation (“New Century”), approximately 40.42% of the Mortgage Loans (by aggregate principal balance of the mortgage loans as of the cut-off date) were originated by People’s Choice Home Loan, Inc. (“People’s Choice”), approximately 9.80% of the Mortgage Loans (by aggregate principal balance of the mortgage loans as of the cut-off date) were originated by Mandalay Mortgage (“Mandalay Mortgage”), approximately 3.70% of the Mortgage Loans (by aggregate principal balance of the mortgage loans as of the cut-off date) were originated by First Street Financial, Inc. (“First Street”), approximately 3.13% of the Mortgage Loans (by aggregate principal balance of the mortgage loans as of the cut-off date) were originated by Fremont Investment & Loan (“Fremont”), approximately 0.54% of the Mortgage Loans (by aggregate principal balance of the mortgage loans as of the cut-off date) were originated by American Lending Group (“American Lending”) and approximately 0.03% of the Mortgage Loans (by aggregate principal balance of the mortgage loans as of the cut-off date) were originated by Option One Mortgage Corporation (“Option One”).

Wells Fargo Bank will act as custodian for the Mortgage Loans originated by American Lending, First Street, Mandalay Mortgage, Option One and People’s Choice; U.S. Bank will act as custodian for the Mortgage Loans originated by Fremont and Deutsche Bank National Trust Company will act as custodian for the Mortgage Loans originated by New Century.

STATIC POOL INFORMATION

The depositor will make available any material static pool information as required under the SEC’s rules and regulations on a website on the world wide web. The static pool information material to this offering of certificates is located at http://www.ubs.com/regulationab.

The static pool information is not deemed to be a part of this prospectus or the registration statement of which this prospectus is a part to the extent that the static pool information relates to (a) any trust fund that was established before January 1, 2006 and (b) information relating to assets of any trust fund established on or after January 1, 2006, which information relates to periods prior to January 1, 2006.

THE ORIGINATORS

All of the Mortgage Loans were originated or acquired by the related originator generally in accordance with the underwriting guidelines established by it. The following is a general summary of the underwriting guidelines for New Century and People’s Choice believed by the Depositor to have been applied, with some variation, by New Century for the mortgage loans originated by it and People’s Choice for the mortgage loans originated by it. This summary does not purport to be a complete description of the underwriting standards of either originator.

New Century

General

The information set forth in this section and the following section with regard to the originator and the originator’s underwriting standards has been provided to the depositor.

New Century Mortgage Corporation, a California corporation, originated approximately 42.38% of the Mortgage Loans (by aggregate principal balance of the mortgage loans as of the cut-off date). The originator is a wholly owned operating subsidiary of New Century Financial Corporation, a publicly traded company. Founded in 1995 and headquartered in Irvine, California, New Century Financial Corporation is a real estate investment trust and a full service mortgage finance company, providing first and second mortgage products to borrowers nationwide. New Century Financial Corporation offers a broad range of mortgage products designed to meet the needs of all borrowers.

The originator is a consumer finance and mortgage banking company that originates, purchases and sells first lien and second lien mortgage loans and other consumer loans. A substantial number of the mortgage loans originated by the originator are commonly referred to as non-conforming “B&C” mortgage loans or subprime mortgage loans

As of March 31, 2006, New Century Financial Corporation employed approximately 7,100 associates and originated loans through its wholesale network of more than 47,000 independent mortgage brokers through 31 regional processing centers operating in 18 states. Its retail network operates through 240 sales offices in 35 states. For the year ending December 31, 2005, New Century Financial Corporation originated $56.1 billion in mortgage loans.

The following table describes the size, composition and growth of New Century’s total residential mortgage loan production over the periods indicated.

	(Dollars in Thousands)
	December 31, 2003		December 31, 2004		December 31, 2005
Loan Type	Number	Total Portfolio of Loans	Number	Total Portfolio of Loans	Number	Total Portfolio of Loans
Residential Mortgage Loans	164,373	$27,382,838	242,877	$42,119,640	310,389	$56,108,241

New Century Underwriting Standards

The following is a general summary of the New Century Underwriting Guidelines as generally applied, with some variation, by New Century. This summary does not purport to be a complete description of the underwriting standards of New Century.

The New Century Underwriting Guidelines are primarily intended to assess the borrower’s ability to repay the related mortgage loan, to assess the value of the mortgaged property and to evaluate the adequacy of the property as collateral for the mortgage loan. All of the mortgage loans were also underwritten with a view toward the resale of the mortgage loans in the secondary mortgage market. While New Century’s primary consideration in underwriting a mortgage loan is the value of the mortgaged property, New Century also considers, among other things, a mortgagor’s credit history, repayment ability and debt service-to-income ratio, as well as the type and use of the mortgaged property. The mortgage loans, in most cases, bear higher rates of interest than mortgage loans that are originated in accordance with Fannie Mae and Freddie Mac standards, which is likely to result in rates of delinquencies and foreclosures that are higher, and that may be substantially higher, than those experienced by portfolios of mortgage loans underwritten in a more traditional manner. As a result of New Century’s underwriting criteria, changes in the values of the related mortgaged properties may have a greater effect on the delinquency, foreclosure and loss experience on the mortgage loans than these changes would be expected to have on mortgage loans that are originated in a more traditional manner. No assurance can be given that the values of the related mortgaged properties have remained or will remain at the levels in effect on the dates of origination of the related mortgage loans. In addition, there can be no assurance that the value of the related mortgaged property estimated in any appraisal or review is equal to the actual value of that mortgaged property at the time of that appraisal or review.

The mortgage loans sold by New Century will have been originated in accordance with the New Century Underwriting Guidelines. On a case-by-case basis, exceptions to the New Century Underwriting Guidelines are made where compensating factors exist. It is expected that a substantial portion of the mortgage loans will represent these exceptions.

Each applicant completes an application that includes information with respect to the applicant’s liabilities, income, credit history, employment history and personal information. The New Century Underwriting Guidelines require a credit report on each applicant from a credit reporting company. The report typically contains information relating to matters such as credit history with local and national merchants and lenders, installment debt payments and any record of defaults, bankruptcies, repossessions or judgments. Mortgaged properties that are to secure mortgage loans generally are appraised by qualified independent appraisers. These appraisers inspect and appraise the subject property and verify that the property is in acceptable condition. Following each appraisal, the appraiser prepares a report that includes a market value analysis based on recent sales of comparable homes in the area and, when deemed appropriate, replacement cost analysis based on the current cost of constructing a similar home. All appraisals are required to conform to the Uniform Standards of Professional Appraisal Practice adopted by the Appraisal Standards Board of the Appraisal Foundation and are generally on forms acceptable to Fannie Mae and Freddie Mac. The New Century Underwriting Guidelines require a review of the appraisal by a qualified employee of New Century or by an appraiser retained by New Century. New Century uses the value as determined by the review in computing the loan-to-value ratio of the related mortgage loan if the appraised value of a mortgaged property, as determined by a review, is (i) more than 10% greater but less than 25% lower than the value as determined by the appraisal for mortgage loans having a loan-to-value ratio or a combined loan-to-value ratio of up to 90%, and (ii) more than 5% greater but less than 25% lower than the value as determined by the appraisal for mortgage loans having a loan-to-value ration or a combined loan-to-value ratio of between 91-95%. For mortgage loans having a loan-to-value ratio or a combined loan-to-value ratio greater than 95%, the appraised value as determined by the review is used in computing the loan-to-value ratio of the related mortgage loan. If the appraised value of a mortgaged property as determined by a review is 25% or more lower than the value as determined by the appraisal, then New Century obtains a new appraisal and repeats the review process. The mortgage loans were originated consistent with and generally conform to the New Century Underwriting Guidelines’ full documentation, limited documentation and stated income documentation residential loan programs. Under each of the programs, New Century reviews the applicant’s source of income, calculates the amount of income from sources indicated on the loan application or similar documentation, reviews the credit history of the applicant, calculates the debt service-to-income ratio to determine the applicant’s ability to repay the loan, reviews the type and use of the property being financed, and reviews the property. In determining the ability of the applicant to repay the loan, a qualifying rate has been created under the New Century Underwriting Guidelines that generally is equal to the interest rate on that loan. The New Century Underwriting Guidelines require that mortgage loans be underwritten in a standardized procedure which complies with applicable federal and state laws and regulations and requires New Century’s underwriters to be satisfied that the value of the property being financed, as indicated by an appraisal and a review of the appraisal, currently supports the outstanding loan balance. In general, the maximum loan amount for mortgages originated under the programs is $1,500,000 (additional requirements may be imposed in connection with mortgage loans in excess of $1,500,000). The New Century Underwriting Guidelines generally permit loans on one- to four-family residential properties to have a loan-to-value ratio at origination of up to 95% with respect to first lien loans. The maximum loan-to-value ratio depends on, among other things, the purpose of the mortgage loan, a borrower’s credit history, home ownership history, mortgage payment history or rental payment history, repayment ability and debt service-to-income ratio, as well as the type and use of the property. With respect to mortgage loans secured by mortgaged properties acquired by a mortgagor under a “lease option purchase,” the loan-to-value ratio of the related mortgage loan is based on the lower of the appraised value at the time of origination of the mortgage loan or the sale price of the related mortgaged property if the “lease option purchase price” was set less than 12 months prior to origination and is based on the appraised value at the time of origination if the “lease option purchase price” was set 12 months or more prior to origination.

The New Century Underwriting Guidelines require that the income of each applicant for a mortgage loan under the full documentation program be verified. The specific income documentation required for New Century’s various programs is as follows: under the full documentation program, applicants usually are required to submit one written form of verification of stable income for at least 12 months from the applicant’s employer for salaried employees and 24 months for self-employed applicants; under the limited documentation program, applicants usually are required to submit verification of stable income for at least 6 months, such as 6 consecutive months of complete personal checking account bank statements, and under the stated income documentation program, an applicant may be qualified based upon monthly income as stated on the mortgage loan application if the applicant meets certain criteria. All the foregoing programs require that, with respect to salaried employees, there be a telephone verification of the applicant’s employment. Verification of the source of funds, if any, required to be deposited by the applicant into escrow in the case of a purchase money loan is required.

In evaluating the credit quality of borrowers, New Century utilizes credit bureau risk scores, or a FICO score, a statistical ranking of likely future credit performance developed by Fair, Isaac & Company and the three national credit data repositories: Equifax, TransUnion and Experian.

The New Century Underwriting Guidelines have the following categories and criteria for grading the potential likelihood that an applicant will satisfy the repayment obligations of a mortgage loan:

“AA” Risk. Under the “AA” risk category, the applicant must have a FICO score of 500, or greater, based on loan-to-value ratio and loan amount. Two or more tradelines (one of which with 24 months history and no late payments) are required for loan-to-value ratios above 90%. The borrower must have no late mortgage payments within the last 12 months on an existing mortgage loan. An existing mortgage loan must be less than 60 days late at the time of funding of the loan. No bankruptcy may have occurred during the preceding year for borrowers with a FICO score of less than 550; provided, however, that a Chapter 7 bankruptcy for a borrower with a FICO score in excess of 550 (or 580 under the stated income documentation program) may have occurred as long as such bankruptcy is discharged at least one day prior to funding of the loan. A maximum loan-to-value ratio of 80% is permitted with respect to borrowers with a FICO score less than or equal to 550 (or 580 with respect to stated income documentation programs) with Chapter 7 bankruptcy, which Chapter 7 bankruptcy is discharged at least one day prior to loan funding. A borrower in Chapter 13 bankruptcy may discharge such bankruptcy with the proceeds of the borrower’s loan (any such loan may not exceed a 90% loan-to-value ratio), provided that such borrower has a FICO score of at least 550, or 80% loan-to-value ratio provided that such borrower has a FICO score of less than 550). No notice of default filings or foreclosures (or submission of deeds in lieu of foreclosure) may have occurred during the preceding two years. The mortgaged property must be in at least average condition. A maximum loan-to-value ratio of 95% is permitted for a mortgage loan on an owner occupied single family or two unit property. A maximum loan-to-value ratio of 90% is permitted for a mortgage loan on a non-owner occupied single family or two unit property, an owner occupied high-rise condominium or a three to four family residential property. The maximum loan-to-value ratio for owner occupied rural, remote or unique properties and non-owner occupied three to four family residential properties or high-rise condominiums is 85%. The maximum loan-to-value ratio for non-owner occupied rural, remote or unique properties is 80%. The maximum combined loan-to-value ratio, including any related subordinate lien, is 100%, for either a refinance loan or a purchase money loan. The maximum debt service-to-income ratio is usually 50% unless the loan-to-value ratio is reduced.

“A+” Risk. Under the “A+” risk category, the applicant must have a FICO score of 500, or greater, based on loan-to-value ratio and loan amount. Two or more tradelines (one of which with 24 months history and no late payments), are required for loan-to-value ratios above 90%. A maximum of one 30 day late payment within the last 12 months is acceptable on an existing mortgage loan. An existing mortgage loan must be less than 60 days late at the time of funding of the loan. No bankruptcy may have occurred during the preceding year for borrowers with FICO scores of less than 550; provided, however, that a Chapter 7 bankruptcy for a borrower with a FICO score in excess of 550 (or 580 under the stated income documentation program) may have occurred as long as such bankruptcy is discharged at least one day prior to funding of the loan. A maximum loan-to-value ratio of 80% is permitted with respect to borrowers with a FICO score less than or equal to 550 (or 580 with respect to stated income documentation programs) with Chapter 7 bankruptcy, which Chapter 7 bankruptcy is discharged at least one day prior to loan funding. A borrower in Chapter 13 bankruptcy may discharge such bankruptcy with the proceeds of the borrower’s loan (any such loan may not exceed a 90% loan-to-value ratio), provided that such borrower has a FICO score of at least 550 or 80% loan-to-value ratio provided that such borrower has a FICO score of less than 550). No notice of default filings or foreclosures (or submission of deeds in lieu of foreclosure) may have occurred during the preceding two years. The mortgaged property must be in at least average condition. A maximum loan-to-value ratio of 95% (or 90% for mortgage loans originated under the stated income documentation program) is permitted for a mortgage loan on an owner occupied single family or two unit property. A maximum loan-to-value ratio of 90% (or 85% for mortgage loans originated under the stated income documentation program) is permitted for a mortgage loan on a non-owner occupied property single family or two unit property, and an owner occupied high-rise condominium or a three to four family residential property. The maximum loan-to-value ratio for owner occupied rural, remote or unique properties and a non-owner occupied three to four family residential property or high-rise condo is 85% (or 80% for mortgage loans originated under the stated income documentation program). The maximum loan-to-value ratio for non-owner occupied rural, remote or unique properties is 80% (or 75% for mortgage loans originated under the stated income documentation program). The maximum combined loan-to-value ratio, including any related subordinate lien, is 100%, for either a refinance loan or a purchase money loan. The maximum debt service-to-income ratio is usually 50% unless the loan-to-value ratio is reduced.

“A-” Risk. Under the “A-” risk category, an applicant must have a FICO score of 500, or greater, based on loan-to-value ratio and loan amount. A maximum of three 30 day late payments within the last 12 months is acceptable on an existing mortgage loan. An existing mortgage loan must be less than 60 days late at the time of funding of the loan. No bankruptcy may have occurred during the preceding year for borrowers with FICO scores of less than 550; provided, however, that a Chapter 7 bankruptcy for a borrower with a FICO score in excess of 550 (or 580 under the stated income documentation program) may have occurred as long as such bankruptcy is discharged at least one day prior to funding of the loan. A maximum loan-to-value ratio of 80% is permitted with respect to borrowers with a FICO score less than or equal to 550 (or 580 with respect to stated income documentation programs) with Chapter 7 bankruptcy, which Chapter 7 bankruptcy is discharged at least one day prior to loan funding. A borrower in Chapter 13 bankruptcy may discharge such bankruptcy with the proceeds of the borrower’s loan (any such loan may not exceed a 90% loan-to-value ratio), provided that such borrower has a FICO score of at least 550 or 80% loan-to-value ratio provided that such borrower has a FICO score of less than 550). No notice of default filings or foreclosures (or submission of deeds in lieu of foreclosure) may have occurred during the preceding two years. The mortgaged property must be in at least average condition. A maximum loan-to-value ratio of 95% (or 85% for mortgage loans originated under the stated income documentation program) is permitted for a mortgage loan on an owner occupied single family or two unit property. A maximum loan-to-value ratio of 90% (or 80% for mortgage loans originated under the stated income documentation program) is permitted for a mortgage loan on a non-owner occupied single family or two unit property, and an owner occupied high-rise condominium or three to four family residential property. The maximum loan-to-value ratio for owner occupied rural, remote, or unique properties, and non-owner occupied three to four family residential properties or high rise condominiums is 85% (or 80% for mortgage loans originated under the stated income documentation program). The maximum loan-to-value ratio for a non-owner occupied rural, remote or unique property is 80% (or 70% for mortgage loans originated under the stated income documentation program). The maximum combined loan-to-value ratio, including any related subordinate lien, is 100%, for a refinance loan and 100%, for a purchase money loan. The maximum debt service-to-income ratio is usually 50% unless the loan-to-value ratio is reduced.

“B” Risk. Under the “B” risk category, an applicant must have a FICO score of 500, or greater, based on loan-to-value ratio and loan amount. Unlimited 30 day late payments and a maximum of one 60 day late payment within the last 12 months is acceptable on an existing mortgage loan. An existing mortgage loan must be less than 90 days late at the time of funding of the loan. No bankruptcy may have occurred during the preceding year for borrowers with a FICO score less than or equal to 550; provided, however, that a Chapter 7 bankruptcy for a borrower with a FICO score in excess of 550 may have occurred as long as such bankruptcy has been discharged at least one day prior to funding of the loan. A borrower in Chapter 13 bankruptcy may discharge such bankruptcy with the proceeds of the borrower’s loan (such loan may not exceed an 80% loan-to-value ratio for borrowers with a FICO score of less than 550). No notice of default filings or foreclosures (or submission of deeds in lieu of foreclosure) may have occurred during the preceding 18 months. The mortgaged property must be in at least average condition. A maximum loan-to-value ratio of 90% (or 80% for mortgage loans originated under the stated income documentation program), is permitted for a mortgage loan on an owner occupied single family or two unit property. A maximum loan-to-value ratio of 85% (or 75% for mortgage loans originated under the stated income documentation program) is permitted for a mortgage loan on a non-owner occupied single family or two unit property, and an owner occupied high-rise condominium or a three to four family residential property. The maximum loan-to-value ratio for owner occupied rural, remote or unique properties, and a non-owner occupied three to four family property or high-rise condo is 80% (or 70% for mortgage loans originated under the stated income documentation program). The maximum loan-to-value ratio for a non-owner occupied rural, remote or unique property is 75% (or 65% for mortgage loans originated under the stated income documentation program). The maximum combined loan-to-value ratio, including any related subordinate lien, is 100%, for a refinance loan and for a purchase money loan. The maximum debt service-to-income ratio is usually 50%, unless the loan-to-value ratio is reduced.

“C” Risk. Under the “C” risk category, an applicant must have a FICO score of 500, or greater, based on loan-to-value ratio and loan amount. Unlimited 30 day and 60 day late payments and a maximum of one 90 day late payment within the last 12 months is acceptable on an existing mortgage loan. An existing mortgage loan must be less than 120 days late at the time of funding of the loan. All bankruptcies must be discharged at least one day prior to funding of the loan; provided, however, that Chapter 13 bankruptcies may be discharged with loan proceeds. No notice of default filings may have occurred during the preceding 12 months. The mortgaged property must be in at least average condition. In most cases, a maximum loan-to-value ratio of 80% (or 75% for mortgage loans originated under the stated income documentation program) for a mortgage loan on an owner occupied single family or two unit property is permitted. A maximum loan-to-value ratio of 75% is permitted for a mortgage loan on a non-owner occupied single family or 2 unit property (refinance only), or an owner occupied high-rise condominium or a three to four family residential property (or 70% for mortgage loans originated under the stated income documentation program). The maximum loan-to-value ratio for owner occupied rural, remote or unique properties, and non-owner occupied three to four family residential properties or high-rise condos is 65-70% (or 65% for mortgages originated under the stated income documentation program). The maximum loan-to-value ratio for a non-owner occupied rural, remote or unique property (refinance only) is 65% (or 60% for mortgage loans originated under the stated income documentation program). The maximum combined loan-to-value ratio, including any related subordinate lien, is 85% for a refinance loan and for a purchase money loan. The maximum debt service-to-income ratio is usually 50% unless the loan-to-value ratio is reduced.

“C-” Risk. Under the “C-” risk category, an applicant must have a FICO score of 500, or greater. Unlimited 30, 60 and 90 day late payments and a maximum of one 120 day late payment is acceptable on an existing mortgage loan. An existing mortgage loan must be less than 150 days late at the time of funding of the loan. There may be no current notice of default and all bankruptcies must be discharged at least one day prior to funding of the loan; provided, however, that Chapter 13 bankruptcies may be discharged with loan proceeds. The mortgaged property must be in at least average condition. A maximum loan-to-value ratio of 70% (55% for mortgage loans originated under the stated income documentation program), is permitted for a mortgage loan on an owner occupied single family or two unit property. A maximum loan-to-value ratio of 65% is permitted for a mortgage loan on a non-owner occupied property single family or two unit property (refinance only), and an owner occupied high-rise condominium or a three to four family residential property (50% for a mortgage loan on a non-owner occupied property, an owner occupied high-rise condominium or a three to four family residential property originated under the stated income documentation program). Rural, remote or unique properties are not allowed. The maximum combined loan-to-value ratio, including any related subordinate lien, is 80% for a refinance loan and 80% for a purchase money loan. The maximum debt service-to-income ratio is usually 55%.

Special Programs. New Century originates loans which it calls “special programs” to enable borrowers with higher FICO scores and good mortgage histories the ability to obtain larger loan amounts or higher loan-to-value ratios. Special programs extend loan-to-value ratios to a maximum of 100%, and combined 80/20 (first/second) loan combinations to 100% combined loan-to-value ratios and loan amounts to $1,500,000 with higher minimum FICO scores and paid-as-agreed minimum tradeline requirements. No bankruptcy filing may have occurred during the preceding two years for borrowers with FICO scores less than 580, under the full income documentation program, or 620, under the limited income and stated income documentation programs (Chapter 13 bankruptcies may not be paid off with loan proceeds) for combined 80%/20% (first/second) loan combinations. For first mortgage loans having 100% loan-to-value ratios, no bankruptcy filing may have occurred during the preceding two years. No notice of default filings may have occurred during the preceding two years. The mortgaged property must be in at least average condition. The maximum combined loan-to-value ratio, including any related subordinate lien, is 100%, for either a refinance loan or a purchase money loan. The maximum debt service-to-income ratio is usually 50%.

Exceptions. As described above, the foregoing categories and criteria are guidelines only. On a case by case basis, it may be determined that an applicant warrants a debt service-to-income ratio exception, a pricing exception, a loan-to-value ratio exception, an exception from certain requirements of a particular risk category, etc. An exception may be allowed if the application reflects compensating factors, such as: low loan-to-value ratio; pride of ownership; a maximum of one 30 day late payment on all mortgage loans during the last 12 months; and stable employment or ownership of current residence of four or more years. An exception may also be allowed if the applicant places a down payment through escrow of at least 20% of the purchase price of the mortgaged property or if the new loan reduces the applicant’s monthly aggregate mortgage payment by 25% or more. Accordingly, a mortgagor may qualify in a more favorable risk category than, in the absence of compensating factors, would satisfy only the criteria of a less favorable risk category. It is expected that a substantial portion of the mortgage loans will represent these kinds of exceptions.

People’s Choice Home Loan, Inc.

General

People’s Choice Financial Corporation (“PCFC”), a Maryland corporation headquartered in Irvine, California, is a residential mortgage lender organized as a real estate investment trust (REIT) engaged in the business of originating, selling, securitizing, and servicing single-family, non-prime residential mortgage loans through its wholly-owned subsidiaries, People’s Choice Home Loan, Inc. and People’s Choice Funding, Inc.  PCFC has elected to be taxed as a real estate investment trust (REIT) for federal income tax purposes.  PCFC originates mortgage loans through the wholesale and retail lending channels of its wholly-owned subsidiaries.  To find out more about People’s Choice Financial Corporation, please visit www.pchl.com.

People’s Choice Home Loan, Inc. (“PCHLI”), a Wyoming Corporation, is a taxable REIT subsidiary of PCFC.  PCHLI originates mortgage loans through wholesale and retail channels.  The only difference in the originations through these channels is the borrower’s point of contact: for wholesale loans, the independent mortgage broker is the borrower’s contact, and for retail loans, PCHLI contacts the borrowers directly.  For all originations, PCHLI controls the credit underwriting, documentation and closing of the loans.

More than three quarters of PCHLI loan production consists of wholesale loan transactions.  To obtain a loan in this manner, an independent third-party mortgage broker receives a mortgage loan application from a borrower, gathers information needed to make a credit decision, processes that information, and provides that information to PCHLI. PCHLI then reviews the information provided by the mortgage broker and makes a credit decision based on the borrower’s application for a mortgage loan.  PCHLI thoroughly reviews all credit, income, character and collateral information provided by the broker for completeness, accuracy and authenticity.  For example, PCHLI orders its own tri-merged credit report, verbally verifying employment, verifying income where available, and completing an internal independent review of each appraisal submitted for consideration.  They also use third-party vendors to verify the customer information disclosed on the borrower’s credit application.

Less than a quarter of PCHLI’s loan production consists of retail loan transactions.  A PCHLI loan officer receives a mortgage loan application from a borrower, gathers information needed to make a credit decision, processes that information, packages and checks the information for inaccuracies prior to submitting it for underwriting, and provides that information to PCHLI underwriters.  PCHLI thoroughly reviews all credit, income, character and collateral information provided by the PCHLI loan officer and makes a credit decision based on the borrower’s application for a mortgage loan using the same processes and guidelines used in wholesale transactions.  PCHLI typically conducts a final pre-funding check of the underwriting packages prior to wiring money to fund a mortgage loan.

	(Dollars in Thousands)
	December 31, 2003		December 31, 2004		December 31, 2005
Loan Type	Number	Total Portfolio of Loans	Number	Total Portfolio of Loans	Number	Total Portfolio of Loans
Sub Prime	20,215	$2,976,624,618.16	31,048	$5,042,642,721.92	30,468	$5,689,121,642.55

People’s Choice Underwriting Standards

All of the mortgage loans originated by People’s Choice Home Loan, Inc., a Wyoming corporation (“PCHLI”), are originated in accordance with the underwriting criteria described in this section and detailed in the print and on-line manuals that our underwriters use in making their credit decisions (“Underwriting Guidelines”). PCHLI is a “taxable REIT subsidiary” of People’s Choice Financial Corporation, a Maryland corporation (“PCFC”). PCHLI originates mortgage loans through wholesale and retail channels. The only difference in the originations through these channels is the borrower’s point of contact: for wholesale loans, the independent mortgage broker is the borrower’s contact, and for retail loans, PCHLI contacts the borrowers directly. For all originations, PCHLI controls the credit underwriting, documentation and closing of the loans.

All of the PCHLI mortgage loans are originated by PCHLI in accordance with the underwriting criteria described in this section. Approximately 90% of PCHLI loan production consists of wholesale loan transactions. To obtain a loan in this manner, an independent third-party mortgage broker receives a mortgage loan application from a borrower, gathers information needed to make a credit decision, processes that information, and provides that information to PCHLI. PCHLI then reviews the information provided by the mortgage broker and makes a credit decision based on the borrower’s application for a mortgage loan. PCHLI thoroughly reviews all credit, income, character and collateral information provided by the broker for completeness, accuracy and authenticity. For example, PCHLI orders its own tri-merged credit report, verbally verifying employment, verifying income where available, and completing an internal independent review of each appraisal submitted for consideration. We also use third-party vendors to verify the customer information disclosed on the borrower’s credit application.

For PCHLI’s fiscal year-ended December 31, 2004, approximately 10% of PCHLI loan production consisted of retail loan transactions. A PCHLI loan officer receives a mortgage loan application from a borrower, gathers information needed to make a credit decision, processes that information, packages and checks the information for inaccuracies prior to submitting it for underwriting, and provides that information to PCHLI underwriters. PCHLI thoroughly reviews all credit, income, character and collateral information provided by the PCHLI loan officer and makes a credit decision based on the borrower’s application for a mortgage loan using the same processes and guidelines used in wholesale transactions. PCHLI typically conducts a final pre-funding check of the underwriting packages prior to wiring money to fund a mortgage loan.

PCHLI is in the nonprime lending market. All underwriting functions of PCHLI are performed in its hub offices. PCHLI’s wholesale offices are located in Tempe, Arizona; Irvine, Carlsbad, Morgan Hill, San Ramon and Sherman Oaks, California; Greenwood Village, Colorado; Fort Lauderdale and Tampa, Florida; Honolulu, Hawaii; Naperville, Illinois; Woburn, Massachusetts; Las Vegas, Nevada; Pittsburgh, Pennsylvania; Murfreesboro, Tennessee; The Woodlands and Dallas, Texas; and Bellevue, Washington. PCHLI’S retail offices are located in Irvine, Morgan Hill, Pleasanton, Sacramento, San Ramon and Salinas, California; Denver, Colorado; Greenbelt, Maryland; Phoenix, Arizona; and Las Vegas, Nevada. PCHLI does not delegate underwriting authority to any broker or correspondent. Loan applications are evaluated according to certain characteristics including, but not limited to: condition of the collateral, credit history of the applicant, ability to pay, loan-to-value ratio (“LTV”) and general stability of the applicant in terms of employment history and time in residence. PCHLI does not originate “Section 32,” state or local high-cost loans.

Mortgage loans originated by PCHLI generally bear higher mortgage interest rates than mortgage loans that are originated in accordance with Fannie Mae and Freddie Mac standards because they are likely to result in higher (and possibly much higher) rates of delinquencies and foreclosures than those experienced by portfolios of mortgage loans underwritten in a more traditional manner. No assurance can be given that the values of the related mortgaged properties have remained or will remain at the levels in effect on the dates that the loans were originated by PCHLI. In addition, there can be no assurance that the value of a mortgaged property estimated in any appraisal or review is equal to the actual value of that mortgaged property at the time of that appraisal or review.

The mortgage loans are generally consistent with and conform to the Underwriting Guidelines for “full documentation,” “lite documentation,” and “stated income documentation” residential loan programs. On a case-by-case basis, exceptions to the Underwriting Guidelines are made where compensating factors exist. It is expected that some portion of the PCHLI loans will represent those exceptions. In addition, PCHLI documents all exceptions in its loan files, and now prohibits exceptions for borrowers with Credit Scores (defined below) of 540 or lower and for any borrowers that use stated income documentation for the 80/20 combination (100% LTV) loan program. Under each program, PCHLI reviews the applicant’s source of income, calculates the amount of income from sources indicated on the loan application or similar documentation, reviews the credit history of the applicant, calculates the debt service-to-income ratio to determine the applicant’s ability to repay the loan, reviews the type and use of the property being financed, and reviews the property appraisal. In determining the ability of the applicant to repay the loan, a loan rate is assigned that is generally equal to the interest rate established under the Underwriting Guidelines. The Underwriting Guidelines require that mortgage loans be underwritten in a standardized procedure and require the underwriters to be satisfied that the value of the property being financed, as reflected by an appraisal and a review of the appraisal, supports the outstanding loan balance at time of loan funding. In general, mortgage loans do not exceed $1,000,000, with an LTV at funding of up to 100% with respect to first lien loans. A combined (first and any junior liens) LTV may be equal to 100%. The maximum LTV depends on, among other things, the loan size, the purpose of the mortgage loan, borrower’s credit history, repayment ability and debt service-to-income ratio, as well as the type and occupancy of the property.

The specific income documentation required for PCHLI’s various programs varies as follows: under the full documentation program, applicants usually are required to submit one written form of verification of stable income for at least 12 months. Under the lite documentation program, applicants usually are required to submit verification of stable income for at least 6 months, such as 6 consecutive months of complete personal or business (limited to 50% of the funds in a business account; corporate accounts do not qualify) checking account bank statements or a current paycheck stub with year-to-date information. Under the stated income documentation program, an applicant will be qualified based upon monthly income as stated on the mortgage loan application if the applicant meets certain criteria. All of these programs require, for salaried employees, a telephone verification of the applicant’s employment, and verification of funds, if any, deposited by the applicant into escrow (if any) in the case of a purchase money loan. For a self-employed borrower, there is a telephone verification as well as additional documentation to verify the existence of the business owned by the borrower. In evaluating the credit quality of borrowers, PCHLI utilizes Credit Scores, mortgage or rent payment history, job stability and income. The Underwriting Guidelines require all borrowers to have demonstrated a willingness to pay.

Under the Underwriting Guidelines, PCHLI has established eight principal risk categories ranging from “AAA” to “C,” with respect to the credit profile of potential borrowers, and assigns a rating to each mortgage loan based upon these classifications, assessing the likelihood the applicant will repay the mortgage loan. These risk categories establish the maximum permitted LTV, the maximum loan amount and the allowed use of loan proceeds given the borrower’s mortgage payment history, consumer credit history, liens/charge-offs/bankruptcy history, debt-to-income ratio, use of proceeds, documentation type and other factors.

In general, higher credit risk mortgage loans are graded in categories that require lower debt-to income ratios and lower LTV ratios and permit more (or more recent) major derogatory credit items, such as outstanding judgments or prior bankruptcies. Specific risks for mortgage loans are considered along with the “Credit Score,” the measurement of the relative degree of risk a borrower represents to a lender obtained from credit reports utilizing, among other things, payment history, delinquencies on accounts, levels of outstanding indebtedness, length of credit history, types of credit, and bankruptcy experience. To calculate the numerical Credit Scores cited below, PCHLI obtains a tri-merged credit report, which is composed of credit information as reported by the three primary credit repositories Equifax®, TransUnion®, and Experian®. Most frequently, the report will contain credit scores from at all three credit bureaus and PCHLI will use the middle credit score. If one of the three credit bureaus does not the report a credit score for the borrower, PCHLI will use the lower of the two remaining scores. If there are two or more borrowers, PCHLI uses the lowest Credit Score of all borrowers if the borrower is using stated income documentation; for full documentation, PCHLI uses the primary income earner’s middle Credit Score (assuming three Credit Scores).

The Underwriting Guidelines have the following categories and criteria for grading the potential likelihood that an applicant will satisfy the repayment obligation of a mortgage loan:

“AAA” Risk. The applicant must have generally repaid installment or revolving debt according to its terms and the primary borrower (borrower who contributes 50% or more of the income) must have a Credit Score of 600 or higher. No 30-day-late payments and no 60-day-late payments within the previous 24 months are acceptable on any existing mortgage loans. An existing mortgage loan is required to be current at the time of funding. The applicant must not have any Chapter 7 bankruptcy discharge or Chapter 13 filings within 24 months or any notice of default within 24 months of date of application. The mortgaged property must be in at least average condition. A maximum first lien LTV of 100% (95% to 100% under the stated income program) is permitted for a mortgage loan on a single-family or two-family owner-occupied property. A maximum first lien LTV of 95% is permitted for a mortgage loan on a non-owner-occupied property, or a three-to-four-family owner-occupied residential property. The maximum combined LTV, including any related subordinate lien is 100% for either a refinance or purchase money loan. The debt service-to-income ratio may generally not exceed 50% under owner-occupied programs, and 45% on non-owner-occupied programs.

“AA” Risk. The applicant must have generally repaid installment or revolving debt according to its terms and the primary borrower (borrower who contributes more than 50% of the income) must have a Credit Score of 620 or higher. No 30-day-late payments and no 60-day-late payments within the previous 12 months are acceptable on any existing mortgage loans. An existing mortgage loan is required to be current at the time of funding. No Chapter 7 bankruptcy discharge or Chapter 13 filings within 24 months or no notice of default within 24 months of the date of application. The mortgaged property must be in at least average condition. A maximum first lien LTV of 100% (stated income and “lite” programs not available) is permitted for a mortgage loan on a single -family or two-family owner-occupied property. The non-owner-occupied program is not available on AA. The maximum combined LTV, including any related subordinate lien is 100% for either a refinance or purchase money loan. The debt service-to-income ratio may generally not exceed 50%.

“A+” Risk. The applicant must have generally repaid installment or revolving debt according to its terms and must have a Credit Score of 500 or higher. No 30-day-late payment and no 60-day-late payments within the previous 12 months are acceptable on any existing mortgage loan. An existing mortgage loan is required to be current at the time of funding. Open judgments in excess of $5,000 in the past 6 months as well as all child and spousal support arrearages must be paid. No Chapter 7 bankruptcy discharge or Chapter 13 filings within 24 months with Credit Score of 619 or below. With Credit Score of 620 or higher, Chapter 7 or Chapter 13 must be discharged. No notice of default within 24 months of date of application. The mortgage property must be in at least average condition. A maximum first lien LTV of 95% (90% under the stated income program) is permitted for a mortgage loan on a single-family or two-family owner-occupied property. A maximum first lien LTV of 90% is permitted for a mortgage loan on a non-owner-occupied property, or a three-to-four-family owner-occupied residential property. The maximum combined LTV, including any related subordinate lien is 100% for either a refinance or purchase money loan. The debt service-to-income ratio may generally not exceed 55% if the first lien LTV is 75% or less, and 50% if the first lien LTV exceeds 75%.

“A” Risk. An applicant must have generally repaid installment or revolving debt according to its terms and must have a Credit Score of 500 or higher. No more than one 30-day-late payment (with rolling of late payments permitted) and no 60-day-late payments within the previous 12 months are acceptable on any existing mortgage loan. An existing mortgage loan is required to be current at the time of funding. Open judgments in excess of $5,000 in the past 6 months as well as all child and spousal support arrearages must be paid. No bankruptcy filings, Chapter 13 or discharge, Chapter 7 or notice of default filings may have occurred during the preceding 24 months with Credit Score of 639 or below. With Credit Score of 640 or higher, Chapter 7 or Chapter 13 must be discharged. The mortgaged property must be in at least average condition. A maximum first lien LTV of 95% (85% under the stated income program) is permitted for a mortgage loan on a single-family or two-family owner-occupied property. A maximum first lien LTV of 85% is permitted for a mortgage loan on a non-owner-occupied property and a maximum first lien LTV of 85% on a three-to-four-family owner-occupied residential property. The maximum combined LTV, including any related subordinate lien, is 100% for an owner-occupied property, and 95% on all non-owner-occupied properties. The debt service-to-income ratio may generally not exceed 55% if the first lien LTV is 75% or less, and 50% if the first lien LTV exceeds 75%.

“A-” Risk. An applicant must have generally repaid installment or revolving debt according to its terms and must have a Credit Score of 500 or higher. A maximum of three 30-day-late payments (with rolling of late payments permitted) and no 60-day-late payments within the previous 12 months is acceptable on any existing mortgage loan. An existing loan is required to be current at the time of funding. Minor non-mortgage-related derogatory items are allowed. Open collection accounts or open charge-offs not affecting title may remain open after funding of the loan. Open judgments in excess of $5,000 in the past 6 months as well as all child and spousal support arrearages must be paid. No bankruptcy filings, Chapter 13 or discharge, Chapter 7 or notice of default filings may have occurred during the preceding 24 months with a Credit Score of 659 or below. With a Credit Score of 660 or higher Chapter 7 or Chapter 13 must be discharged. The mortgaged property must be in at least average condition. A maximum first lien LTV of 90% (80% for mortgage loans originated under the stated income program) is permitted for a mortgage loan on a single-family, owner-occupied property. The maximum combined LTV, including any related subordinate lien, is 100% for a refinance loan and 100% for a purchase money loan. The debt service-to-income ratio may generally not exceed 55% if the first lien LTV is 75% or less, and 50% if the first lien LTV exceeds 75%.

“B” Risk. An applicant may have experienced isolated credit problems, but should have generally repaid installment or revolving debt according to its terms and must have a Credit Score of 500 or higher. Unlimited 30-day-late payments and a maximum of one 60-day-late payment within the previous 6 months are acceptable on any existing mortgage loan. An existing loan must be less than 89 days late at the time of funding of the mortgage loan. Minor non-mortgage-related derogatory items are allowed. In most cases, open collection accounts or open charge-offs not affecting title may remain open after funding of the loan. Open judgments in excess of $5,000 in the past 12 months as well as all child and spousal support arrearages must be paid. No bankruptcy filings, Chapter 13 or discharge, Chapter 7 or notice of default filings may have occurred during the preceding 18 months. Chapter 13 filed greater than 18 months ago must be paid off per trustees demand at funding. The mortgaged property must be in at least average condition. A maximum first lien LTV of 85% (75% for mortgage loans originated under the stated income program) is permitted for a mortgage loan on a single -family or two-family owner-occupied property. A maximum first lien LTV of 75% (70% for stated income loans) is permitted for a mortgage on a non--owner-occupied property. The debt service-to-income ratio may generally not exceed 55% if the first lien LTV is 75% or less, and 50% if the first lien LTV exceeds 75%.

“C+” Risk. An applicant may have experienced significant credit problems in the past and must have a Credit Score of 500 or higher. Three 60-day-late payments or a maximum of one 90-day-late payment within the last 12 months is acceptable on any existing mortgage loan. An existing mortgage loan must be less than 120 days late at the time of funding of the PCHLI loan. As to non-mortgage credit, significant prior defaults may have occurred. Open charge-offs or collection accounts may remain open after the funding of the loan. No bankruptcy filings, Chapter 13 or discharge, Chapter 7 or notice of default filings may have occurred during the preceding 12 months. Chapter 13 filed greater than 12 months must be paid off per trustees demand at funding. The mortgaged property must be in at least average condition. In most cases, a maximum first lien LTV of 80% for a mortgage loan on a single-family or two-family owner-occupied property for a full documentation program (70% for mortgage loans originated under the stated income documentation program with Credit Score greater than 620, below 620 the maximum first lien LTV for stated income non-owner-occupied is 65%) is permitted. A maximum first lien LTV of 70% is permitted for a mortgage loan on a non--owner-occupied single-family property (65% for a mortgage loan a three-to-four-family non-owner--occupied residential property). The maximum combined LTV, including any related subordinate lien, is 95% on owner occupied and 90% non-owner occupied The debt service-to-income ratio may generally not exceed 55% to a maximum of 75% combined LTV, and 50% for above 75%.

“C” Risk. An applicant may have experienced significant credit problems in the past and must have a Credit Score of 500 or higher. A maximum of one 120-day-late payment is acceptable on any existing mortgage loan. An existing mortgage loan must be less than 120 days late at the time of funding the PCHLI loan. As to non-mortgage credit, significant prior defaults may have occurred. Open charge--offs or collection accounts with balances may remain open after the funding of the PCHLI loan. Chapter 13 paid prior to funding, Chapter 7 must be discharged. No notice of default filings may have occurred during the preceding 3 months. The mortgaged property may exhibit some deferred maintenance. A maximum first lien LTV of 70% is permitted for a mortgage loan on a single-family or two-family owner-occupied property. A maximum first lien LTV of 65% is permitted for a mortgage loan on a non-owner-occupied single-family residence property, and three-to-four-family residential property. Rural, remote or unique properties are not allowed. The maximum combined LTV, including any related subordinate lien, is 85% for a refinance loan and 80% for the stated loan program. The debt service-to-income ratio may generally not exceed 55%.

PCHLI offers various loan products such as 2, 3 and 5-year adjustable-rate mortgage loans with fully amortizing remaining terms to a maximum total loan term of 30 years. PCHLI also offers 15 and 30 year fully amortizing fixed rate loans in addition to an interest-only loan that has fixed interest only payments for years 1 and 2, variable interest only payments for years 3 through 5 and fully amortizing payments for the remaining 25 years. PCHLI offers a 30-year loan that amortizes on a 40-year amortization schedule for the first 10 years and becomes fully amortizing afterwards.

PCHLI also offers a first lien program to support higher income earners on high-end purchase and refinance transactions. The program accommodates loan amounts from $750,000 to $1,000,000 for A+ borrowers only. The applicant must have generally repaid installment or revolving debt according to its terms and must have a Credit Score of 600 or higher for A+ and A. The A- program requires a Credit Score of 620. No late mortgage payments within the last 12 months are acceptable on any existing mortgage loan for A+. The A and A- programs allow for one and three 30-day-late payments, respectively, and no 60-day-late payments within the last 12 months. All existing mortgages must be current at the time of funding. There may not be any notice of default within 24 months before the date of application. The mortgaged property must be in average or better condition. A maximum first lien LTV of 85% is permitted to $750,000, and 80% to $1,000,000 for a mortgage loan on a single -family, condominium, 2-family or 3-4-family owner-occupied property, with full documentation required. The maximum combined LTV, including any related subordinate lien is 100% for either a refinance or purchase money loan. The debt service-to-income ratio may generally not exceed 55% to a maximum of 75% combined LTV, and 50% for above 75%.

THE MASTER SERVICER AND TRUST ADMINISTRATOR

The information set forth in certain of the following paragraphs has been provided by the master servicer.

Wells Fargo Bank, National Association (“Wells Fargo Bank”) will act as master servicer and trust administrator under the Pooling and Servicing Agreement. Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company with approximately $482 billion in assets, 23 million customers and 153,000+ employees as of December 31, 2005, Wells Fargo & Company is a U.S. bank holding company, providing banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The depositor, the sponsor and the servicer may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations) and its office for certificate transfer services is located at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479.

Wells Fargo Bank will act as master servicer pursuant to the Pooling and Servicing Agreement. The master servicer is responsible for the aggregation of monthly servicer reports and remittances and for the oversight of the performance of the servicer under the terms of the Pooling and Servicing Agreement. In particular, the master servicer will independently calculate monthly loan balances based on servicer data, compare the results of such calculations to servicer loan-level reports and reconcile any discrepancies with the servicer. The master servicer will also review the servicing of defaulted mortgage loans for compliance with the terms of the Pooling and Servicing Agreement. Wells Fargo has been engaged in the business of master servicing since June 30, 1995. As of March 31, 2006, Wells Fargo Bank was acting as master servicer for approximately 1155 series of residential mortgage-backed securities with an aggregate outstanding principal balance of approximately $593,256,087,240.

Under the terms of the Pooling and Servicing Agreement, Wells Fargo Bank also is responsible for trust administration, which includes pool performance calculations, distribution calculations and the preparation of monthly distribution reports. As trust administrator, Wells Fargo Bank is responsible for the preparation of all REMIC tax returns on behalf of the trust REMICs and the preparation of monthly reports on Form 10-D, annual reports on Form 10-K and certain current reports on Form 8-K that are required to be filed with the Securities and Exchange Commission on behalf of the trust. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995. As of March 31, 2006, Wells Fargo Bank was acting as securities administrator with respect to more than $829,726,924,092 of outstanding residential mortgage-backed securities.

Wells Fargo Bank will also act as custodian of the Mortgage Loans originated by American Lending, First Street, Mandalay Mortgage, Option One and People’s Choice pursuant to the Pooling and Servicing Agreement. In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the Trustee and the Certificateholders. Wells Fargo Bank maintains each mortgage loan file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management.  Files are segregated by transaction or investor.  Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains document custody facilities in its Minneapolis, Minnesota headquarters and in three regional offices located in Richfield, Minnesota, Irvine, California, and Salt Lake City, Utah. Wells Fargo Bank maintains mortgage custody vaults in each of those locations with an aggregate capacity of over eleven million files as of March 31, 2006.

Wells Fargo Bank serves or has served within the past two years as loan file custodian for various mortgage loans owned by the depositor or an affiliate of the depositor and anticipates that one or more of those mortgage loans may be included in the Trust. The terms of the custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

Wells Fargo Bank serves or has served within the past two years as warehouse master servicer for various mortgage loans owned by the depositor or an affiliate of the depositor and anticipates that one or more of those mortgage loans may be included in the Trust. The terms of the warehouse master servicing agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry.

Under the Pooling and Servicing Agreement, the trust administrator’s material duties will be (i) to authenticate and deliver the certificates; (ii) to maintain a certificate registrar; (iii) to calculate and make the required distributions to certificateholders on each Distribution Date; (iv) to prepare and make available to certificateholders the monthly distribution reports and any other reports required to be delivered by the trust administrator; (v) send a notice to holders of a class of certificates when the remaining Certificate Principal Balance of such class of certificates is to be paid on a specified Distribution Date; (vi) to perform certain tax administration services for the trust and (vii) to communicate with investors and rating agencies with respect to the certificates. In performing the obligations set forth in clauses (iii) and (iv) above, the trust administrator will be able to rely on the monthly loan information provided to it by the servicer, and will perform all obligations set forth above solely to the extent described in the Pooling and Servicing Agreement.

For a description of the limitations on the liability of the master servicer, see “Description of the Securities—Certain Matters Regarding the Master Servicer, the Depositor and the Trustee” in the base prospectus.

THE SERVICER

Servicing Experience. Wells Fargo Bank, N.A. (“Wells Fargo Bank”) is an indirect, wholly-owned subsidiary of Wells Fargo & Company. Wells Fargo Bank is a national banking association and is engaged in a wide range of activities typical of a national bank. Wells Fargo Bank, including its predecessors, has many years of experience in servicing residential mortgage loans, commercial mortgage loans, auto loans, home equity loans, credit card receivables and student loans. Wells Fargo Bank, including its predecessors, has been servicing residential mortgage loans since 1974 and has been servicing subprime residential mortgage loans since 1996. These servicing activities, which include collections, loss mitigation, default reporting, bankruptcy, foreclosure and REO Property management, are handled at various Wells Fargo Bank locations including Frederick, Maryland, Fort Mill, South Carolina and other mortgage loan servicing centers. As of the date hereof, Wells Fargo Bank has not failed to make any required advance with respect to any issuance of residential mortgage backed securities.

Wells Fargo Bank’s servicing portfolio of residential mortgage loans (which includes Fixed Rate First Lien Subprime Loans, Adjustable Rate First Lien Subprime Loans and Second Lien Subprime Loans as well as other types of residential mortgage loans serviced by Wells Fargo Bank) has grown from approximately $450 billion as of the end of 2000 to approximately $1.005 trillion as of the end of 2005. The table below sets forth for each of the periods indicated the number and aggregate original principal balance of mortgage loans serviced by Wells Fargo Bank (other than any mortgage loans serviced for Fannie Mae, Freddie Mac and Federal Home Loan Banks; mortgage loans insured or guaranteed by the Government National Mortgage Association, Federal Housing Administration or Department of Veterans Affairs; or mortgage loans with respect to which Wells Fargo Bank has acquired the servicing rights, acts as subservicer, or acts as special servicer) for First Lien Subprime Loans and Second Lien Subprime Loans:

	As of		As of		As of
	December 31, 2003		December 31, 2004		December 31, 2005
Asset Type	No. of Loans	Aggregate Original Principal Balance of Loans	No. of Loans	Aggregate Original Principal Balance of Loans	No. of Loans	Aggregate Original Principal Balance of Loans
First Lien Subprime Loans	91,491	$12,527,230,580	136,814	$19,729,933,615	174,704	$26,301,059,617
Second Lien Subprime Loans	*	*	*	*	*	*

_____________________
* Wells Fargo Bank does not have a material servicing portfolio of Second Lien Subprime Loans for the periods indicated.

Servicing Procedures. Shortly after the funding of a loan, various types of loan information are loaded into Wells Fargo Bank's automated loan servicing system. Wells Fargo Bank then makes reasonable efforts to collect all payments called for under the mortgage loan documents and will, consistent with the applicable servicing agreement and any pool insurance policy, primary mortgage insurance policy, bankruptcy bond or alternative arrangements, follow such collection procedures as are customary with respect to loans that are comparable to the mortgage loans. Wells Fargo Bank may, in its discretion, (i) waive any assumption fee, late payment or other charge in connection with a mortgage loan and (ii) to the extent not inconsistent with the coverage of such mortgage loan by a pool insurance policy, primary mortgage insurance policy, bankruptcy bond or alternative arrangements, if applicable, waive, vary or modify any term of any mortgage loan or consent to the postponement of strict compliance with any such term or in any matter grant indulgence to any borrower, subject to the limitations set forth in the applicable servicing agreement.

Wells Fargo Bank's collections policy is designed to identify payment problems sufficiently early to permit Wells Fargo Bank to address such delinquency problems and, when necessary, to act to preserve equity in a pre-foreclosure mortgaged property. Borrowers are billed on a monthly basis in advance of the due date. If a borrower attempts to use Wells Fargo Bank's Voice Response Unit (“VRU”) to obtain loan information on or after a date on which a late charge is due, the VRU automatically transfers the call to the collection area. Collection procedures commence upon identification of a past due account by Wells Fargo Bank's automated servicing system. If timely payment is not received, Wells Fargo Bank's automated loan servicing system automatically places the mortgage loan in the assigned collection queue and collection procedures are generally initiated on the 5th day of delinquency. The account remains in the queue unless and until a payment is received, at which point Wells Fargo Bank's automated loan servicing system automatically removes the mortgage loan from that collection queue.

When a mortgage loan appears in a collection queue, a collector will telephone to remind the borrower that a payment is due. Follow-up telephone contacts with the borrower are attempted until the account is current or other payment arrangements have been made. When contact is made with a delinquent borrower, collectors present such borrower with alternative payment methods, such as Western Union, Phone Pay and Quick Collect, in order to expedite payments. Standard form letters are utilized when attempts to reach the borrower by telephone fail and/or in some circumstances, to supplement the phone contacts. Company collectors have computer access to telephone numbers, payment histories, loan information and all past collection notes. Wells Fargo Bank supplements the collectors' efforts with advanced technology such as predictive dialers and statistical behavioral software used to determine the optimal times to call a particular customer. Additionally, collectors may attempt to mitigate losses through the use of behavioral or other models that are designed to assist in identifying workout options in the early stages of delinquency. For those loans in which collection efforts have been exhausted without success, Wells Fargo Bank determines whether foreclosure proceedings are appropriate. The course of action elected with respect to a delinquent mortgage loan generally will be guided by a number of factors, including the related borrower's payment history, ability and willingness to pay, the condition and occupancy of the mortgaged property, the amount of borrower equity in the mortgaged property and whether there are any junior liens.

Regulations and practices regarding the liquidation of properties (e.g., foreclosure) and the rights of a borrower in default vary greatly from state to state. As such, all foreclosures are assigned to outside counsel, licensed to practice in the same state as the mortgaged property. Bankruptcies filed by borrowers are similarly assigned to appropriate local counsel. Communication with foreclosure and bankruptcy attorneys is maintained through the use of a software program, thus reducing the need for phone calls and faxes and simultaneously creating a permanent record of communication. Attorney timeline performance is managed using quarterly report cards. The status of foreclosures and bankruptcies is monitored by Wells Fargo Bank through its use of such software system. Bankruptcy filing and release information is received electronically from a third-party notification vendor.

Prior to a foreclosure sale, Wells Fargo Bank performs a market value analysis. This analysis includes: (i) a current valuation of the mortgaged property obtained through a drive-by appraisal or broker's price opinion conducted by an independent appraiser and/or a broker from a network of real estate brokers, complete with a description of the condition of the mortgaged property, as well as other information such as recent price lists of comparable properties, recent closed comparables, estimated marketing time and required or suggested repairs, and an estimate of the sales price; (ii) an evaluation of the amount owed, if any, for real estate taxes; and (iii) estimated carrying costs, brokers' fees, repair costs and other related costs associated with real estate owned properties. Wells Fargo Bank bases the amount it will bid at foreclosure sales on this analysis. In the case of second lien loans, Wells Fargo Bank performs a net present value analysis to determine whether to refer the second lien loan to foreclosure or to charge it off.

If Wells Fargo Bank acquires title to a property at a foreclosure sale or otherwise, it obtains an estimate of the sale price of the property and then hires one or more real estate brokers to begin marketing the property. If the mortgaged property is not vacant when acquired, local eviction attorneys are hired to commence eviction proceedings and/or negotiations are held with occupants in an attempt to get them to vacate without incurring the additional time and cost of eviction. Repairs are performed if it is determined that they will increase the net liquidation proceeds, taking into consideration the cost of repairs, the carrying costs during the repair period and the marketability of the property both before and after the repairs.

Wells Fargo Bank's loan servicing software also tracks and maintains tax and homeowners' insurance information and tax and insurance escrow information. Expiration reports are generated periodically listing all policies scheduled to expire. When policies lapse, a letter is automatically generated and issued advising the borrower of such lapse and notifying the borrower that Wells Fargo Bank will obtain lender-placed insurance at the borrower's expense.

THE POOLING AND SERVICING AGREEMENT

General

The certificates will be issued pursuant to the Pooling and Servicing Agreement. The trust created under the Pooling and Servicing Agreement will consist of (i) all of the depositor’s right, title and interest in the Mortgage Loans, the related mortgage notes, Mortgages and other related documents, (ii) all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, together with any proceeds thereof, (iii) any Mortgaged Properties acquired on behalf of certificateholders by foreclosure or by deed in lieu of foreclosure, and any revenues received thereon, (iv) the rights of the trustee and the trust administrator under all insurance policies required to be maintained pursuant to the Pooling and Servicing Agreement, (v) the rights of the depositor under the Mortgage Loan Purchase Agreement, (vi) the Net WAC Rate Carryover Reserve Account, (vii) the right to any payments made to the trust pursuant to the Interest Rate Cap Agreement and (viii) the right to any Net Swap Payment and any Swap Termination Payment made by the Swap Provider and deposited into the Swap Account.

The NIMS Insurer, if any, will be a third party beneficiary of the Pooling and Servicing Agreement to the extent set forth in the Pooling and Servicing Agreement. In addition, the NIMS Insurer, if any, will have several rights under the Pooling and Servicing Agreement including, but not limited to, the rights set forth under “Risk Factors—Rights of the NIMS Insurer” in this term sheet supplement.

Assignment of the Mortgage Loans

On the closing date, the depositor will transfer to the trust all of its right, title and interest in and to each Mortgage Loan, the related mortgage note, Mortgage, assignment of mortgage in recordable form in blank or to the trustee and other related documents, including all scheduled payments with respect to each such Mortgage Loan due after the Cut-off Date. The trust administrator, concurrently with such transfer, will deliver the certificates to the depositor. Each Mortgage Loan transferred to the trust will be identified on a mortgage loan schedule delivered to the trust administrator pursuant to the Pooling and Servicing Agreement. The mortgage loan schedule will include information such as the Cut-off Date Principal Balance of each Mortgage Loan, its Mortgage Rate as well as other information with respect to each Mortgage Loan.

The Pooling and Servicing Agreement will require that, within the time period specified therein, the depositor will deliver or cause to be delivered to the trustee (or a custodian, as the trustee’s agent for such purpose) the mortgage notes endorsed in blank or to the trustee on behalf of the certificateholders and the other related documents. In lieu of delivery of original Mortgages or mortgage notes, if such original is not available or lost, the depositor may deliver or cause to be delivered true and correct copies thereof, or, with respect to a lost mortgage note, a lost note affidavit executed by the related originator. The assignments of mortgage will not be recorded by or on behalf of the depositor in the appropriate offices for real property records; provided, however, upon the occurrence of certain events set forth in the Pooling and Servicing Agreement, each such assignment of mortgage will be recorded as set forth in the Pooling and Servicing Agreement.

Within 45 days of the closing date, the trustee, or a custodian on its behalf, will review the Mortgage Loans and the other related documents pursuant to the Pooling and Servicing Agreement and if any Mortgage Loan or other related document is found to be defective in any material respect and such defect is not cured within 90 days following notification thereof to the seller or the related originator, as applicable, by the trustee, or a custodian on its behalf, the seller or the related originator, as applicable, will be obligated to either (i) substitute for such Mortgage Loan a qualified substitute mortgage loan; however, such substitution is permitted only within two years of the closing date and may not be made unless an opinion of counsel is provided to the effect that such substitution will not disqualify any of the REMICs created thereunder as a REMIC or result in a prohibited transaction tax under the Code or (ii) purchase such Mortgage Loan at the Purchase Price. The Purchase Price will be required to be remitted to the master servicer for deposit in the Distribution Account on or prior to the next succeeding Determination Date after such obligation arises. The obligation of the seller or the related originator to repurchase or substitute for a Deleted Mortgage Loan is the sole remedy regarding any defects in the Mortgage Loans and other related documents available to the trustee or the certificateholders.

In connection with the substitution of a qualified substitute mortgage loan, the seller or each originator, as applicable will be required to remit to the servicer for deposit in the custodial account on or prior to the next succeeding Determination Date after such obligation arises the Substitution Adjustment Amount.

Pursuant to the Originator Master Agreements (as assigned to the depositor pursuant to the Assignment Agreements and to the trustee pursuant to the Pooling and Servicing Agreement), each originator made certain representations and warranties as to the accuracy in all material respects of certain information with respect to each Mortgage Loan (e.g., the Mortgage Rate). Pursuant to the Assignment Agreements and the Mortgage Loan Purchase Agreement, the seller will make certain additional representations and warranties regarding the Mortgage Loans. In addition, the seller or the related originator will represent and warrant, among other things that at the time of transfer to the Depositor: (i) each Mortgage Loan complied, at the time of origination, in all material respects with applicable federal, state and local laws; (ii) the Mortgage Loans are not subject to the requirements of the Homeownership Act and no Mortgage Loan is subject to, or in violation of, any applicable state or local law, ordinance or regulation similar to the Homeownership Act; (iii) the prepayment penalties included in the transaction are enforceable and were originated in compliance with all applicable federal, state and local laws.; (iv) none of the Mortgage Loans are High Cost as defined by the applicable predatory and abusive lending laws, (v) no Mortgage Loan is a high cost loan or a covered loan, as applicable (as such terms are defined in Standard & Poor’s LEVELS Version 5.6 Glossary Revised, Appendix E). and (vi) no Mortgage Loan originated from and including October 1, 2002 to and including March 6, 2003, is secured by property located in the State of Georgia. Upon discovery of a breach of any such representation and warranty which materially and adversely affects the interests of the certificateholders in the related Mortgage Loan and other related documents, the discovering party will promptly notify the servicer and the trustee will enforce the obligations of the related originator or the seller, as applicable, under the related Originator Master Agreement or the related Assignment Agreement or the Mortgage Loan Purchase Agreement to effect a cure by either (i) as permitted pursuant to the related Originator Master Agreement (in the case of an originator) or pursuant to the Pooling and Servicing Agreement (in the case of the seller), as applicable, substituting for such Deleted Mortgage Loan a qualified substitute mortgage loan or (ii) repurchasing such Deleted Mortgage Loan from the trust at a price generally equal to the Purchase Price, in each case to the extent set forth in the related Originator Master Agreement or Pooling and Servicing Agreement, as applicable. The same procedure and limitations that are set forth above for the substitution or repurchase of Deleted Mortgage Loans as a result of deficient documentation relating thereto will apply to the substitution or purchase of a Deleted Mortgage Loan as a result of a breach of a representation or warranty in the related Originator Master Agreement or the related Assignment Agreement or the Mortgage Loan Purchase Agreement that materially and adversely affects the interests of the certificateholders. Notwithstanding the foregoing, to the extent of a breach by the related originator or the seller of any representation, warranty or covenant in respect of any Mortgage Loan which materially adversely affects the value of such Mortgage Loan or the interest therein of the certificateholders, the trustee will first request that the related originator cure such breach or repurchase such Mortgage Loan and if the related originator fails to cure such breach or repurchase such Mortgage Loan within 60 days of receipt of such request from the trustee, the trustee will then request that the seller cure such breach or repurchase such Mortgage Loan.

Pursuant to the Pooling and Servicing Agreement, the servicer will service and administer the Mortgage Loans as more fully set forth therein.

Payments on Mortgage Loans; Deposits to Collection Account and Distribution Account

The servicer will establish and maintain a collection account for the benefit of the certificateholders. Upon receipt by the servicer of amounts in respect of the Mortgage Loans (excluding amounts representing the Servicing Fee or other servicing compensation, reimbursement for Advances and Servicing Advances, reimbursements for payments due on or prior to the Cut-Off Date and insurance proceeds to be applied to the restoration or repair of a Mortgaged Property or similar items), the servicer will deposit such amounts in the collection account for remittance to the trust administrator on the Remittance Date. Amounts on deposit in the collection account may be invested in permitted investments maturing on or before the business day prior to the related Remittance Date. The trust administrator will establish an account (the “Distribution Account”) into which will be deposited amounts remitted from the servicer for distribution to Certificateholders on a Distribution Date and payment of certain fees and expenses of the trust. Amounts on deposit in the Distribution Account may be invested in permitted investments maturing on or before the business day prior to the related Distribution Date unless such permitted investments are invested in investments managed or advised by the trust administrator or an affiliate thereof, in which case such permitted investments may mature on the related Distribution Date.

Any amounts received on a mortgage loan (including, but not limited to monthly payments, prepayments or liquidation proceeds) will first be applied to payments due on or prior to the Cut-off Date before such amounts are available to the trust.

Advances

Subject to the following limitations, the servicer will be obligated to advance or cause to be advanced to the master servicer on or before each Remittance Date from (i) its own funds, (ii) funds in the collection account that are not included in the Available Funds for such Distribution Date or (iii) a combination of (i) and (ii), all Advances for such Distribution Date.

Advances are required to be made only to the extent they are deemed by the servicer to be recoverable from related late collections, insurance proceeds, condemnation proceeds and liquidation proceeds on the related Mortgage Loan as to which such Advances were made. The purpose of making such Advances is to maintain a regular cash flow to the certificateholders, rather than to guarantee or insure against losses. The servicer will not be required, however, to make any Advances with respect to reductions in the amount of the monthly payments on the Mortgage Loans due to bankruptcy proceedings or the application of the Relief Act. Subject to the recoverability standard above, the servicer’s obligation to make Advances as to any Mortgage Loan will continue through the last scheduled payment due prior to the payment in full or until the recovery of all liquidation proceeds and other payments or recoveries (including insurance proceeds and condemnation proceeds) with respect to the Mortgage Loan. Failure by the servicer to remit any required Advance, which failure goes unremedied for the number of days specified in the Pooling and Servicing Agreement, would constitute an event of default under the Pooling and Servicing Agreement. Such event of default will then obligate the master servicer or the trustee, as successor servicer (subject to a determination of recoverability) to advance such amounts to the extent provided in the Pooling and Servicing Agreement.

All Advances will be reimbursable to the servicer, the master servicer or the trustee (in its capacity as successor servicer or successor master servicer), as applicable, from late collections, insurance proceeds, condemnation proceeds and liquidation proceeds from the Mortgage Loan as to which such unreimbursed Advance was made unless such amounts are deemed to be nonrecoverable by the servicer, the master servicer or the trustee (in its capacity as successor servicer or successor master servicer), as applicable, from the proceeds of the related Mortgage Loan, in which event reimbursement will be made to the servicer, the master servicer or the trustee (in its capacity as successor servicer or successor master servicer), as applicable, from general funds in the collection account or the distribution account. The master servicer or the trustee (in its capacity as successor servicer or successor master servicer) may reimburse the servicer or the master servicer, as applicable, or recover from amounts in the distribution account the amount of any Advance that remains unreimbursed to the servicer, the master servicer or the trustee (in its capacity as successor servicer or successor master servicer), as applicable, from the related liquidation proceeds after the final liquidation of the related Mortgage Loan, and such reimbursement amount will not be available for remittance to the trust administrator for distribution on the certificates.

In the course of performing its servicing obligations, the servicer (or if the servicer fails in such obligation, the master servicer or the trustee, as successor servicer) will also make Servicing Advances. The servicer’s, the master servicer’s or the trustee’s, as applicable, right to reimbursement for Servicing Advances is limited to late collections on the related Mortgage Loan, including liquidation proceeds, condemnation proceeds, released mortgaged property proceeds, insurance proceeds and such other amounts as may be collected by the servicer from the related mortgagor or otherwise relating to the Mortgage Loan in respect of which such unreimbursed amounts are owed, unless such amounts are deemed to be nonrecoverable by the servicer, the master servicer or the trustee, as applicable, from the proceeds of the related Mortgage Loan, in which event reimbursement will be made to the servicer, the master servicer or the trustee, as applicable, from general funds in the collection account or the distribution account with regard to the master servicer and the collection account with regard to the servicer.

Servicing and Other Compensation and Payment of Expenses

The principal compensation to be paid to the servicer in respect of its servicing activities will be the Servicing Fee which will accrue at the Servicing Fee Rate on the Principal Balance of each Mortgage Loan. As additional servicing compensation, the servicer is entitled to retain all servicing-related fees, including assumption fees, modification fees, extension fees, late payment charges, non-sufficient fund fees, Prepayment Interest Excess and other ancillary fees (but not prepayment charges, which will be distributed to the holders of the Class P Certificates), to the extent collected from mortgagors, together with any interest or other income earned on funds held in the collection account and any servicing accounts. The servicer is obligated to deposit into the collection account and remit to the master servicer any Compensating Interest but only in an amount up to its Servicing Fee for the related Distribution Date. In the event that the servicer fails to pay Compensating Interest required to be paid by it on any Distribution Date, the master servicer will be required to pay such unpaid amount, but only to the extent set forth in the Pooling and Servicing Agreement.

The principal compensation to be paid to the master servicer in respect of its servicing activities will be the Master Servicing Fee which will accrue at the Master Servicing Fee Rate on the Principal Balance of each Mortgage Loan. As additional servicing compensation, the master servicer is entitled to retain the investment income on funds in the distribution account.

Events of Default and Removal of Servicer or Master Servicer

The circumstances under which the servicer or master servicer may be removed are set forth under “Description of the Securities—Events of Default” in the base prospectus.

In the event of a servicer event of default, the master servicer or (if the master servicer is the servicer) the trustee (or a successor servicer selected by the master servicer or the trustee, as applicable) will become the successor servicer under the Pooling and Servicing Agreement and in the event of an Event of Default regarding the master servicer, the trustee will become the successor master servicer under the Pooling and Servicing Agreement (or, the trustee may, if it shall be unwilling to continue to so act, or shall, if it is unable to so act, petition a court of competent jurisdiction to appoint any established housing and home finance institution servicer, master servicer, servicing or mortgage servicing institution having a net worth of not less than $15,000,000 and meeting such other standards for a successor master servicer as are set forth in the Pooling and Servicing Agreement). The master servicer or (if the master servicer is the servicer) the trustee, in its capacity as successor servicer, immediately will assume all of the obligations of the servicer to make Advances. As compensation therefor, the master servicer or (if the master servicer is the servicer) the trustee (or such other successor servicer) will be entitled to such compensation as the servicer would have been entitled to under the Pooling and Servicing Agreement if no such notice of termination had been given.

Subject to the terms of the Pooling and Servicing Agreement, the trustee or trust administrator will be required to notify certificateholders and the rating agencies of any event of a default by the servicer or master servicer actually known to a responsible officer of the trustee or trust administrator, and of the appointment of any successor servicer or master servicer.

All reasonable out-of-pocket servicing transfer costs will be paid by the predecessor servicer or master servicer, as applicable, upon presentation of reasonable documentation of such costs, and if such predecessor servicer or master servicer defaults in its obligation to pay such costs, such costs shall be paid by the successor servicer or master servicer or the trustee, as applicable (in which case the successor servicer, master servicer or the trustee, as applicable, shall be entitled to reimbursement therefor from the assets of the trust).

Limitations on Liability and Indemnification of the Trustee and the Trust Administrator

The Pooling and Servicing Agreement will provide that the trustee and the trust administrator and any director, officer, employee or agent of the trustee or the trust administrator will be indemnified by the trust and will be held harmless against any loss, liability or expense (not including expenses, disbursements and advances incurred or made by the trustee or the trust administrator, as applicable, including the compensation and the expenses and disbursements of such party’s agents and counsel, in the ordinary course of such party’s performance in accordance with the provisions of the Pooling and Servicing Agreement) incurred by the trustee or the trust administrator, as applicable, arising out of or in connection with the acceptance or administration of its respective obligations and duties under the Pooling and Servicing Agreement, other than any loss, liability or expense (i) resulting from a breach of the master servicer’s or servicer’s obligations and duties under the Pooling and Servicing Agreement, for which the trustee or the trust administrator, as applicable, is indemnified by the master servicer or the servicer under the Pooling and Servicing Agreement or (ii) incurred by reason of willful misfeasance, bad faith or negligence of the trustee or the trust administrator, as applicable, in the performance of its respective duties under the Pooling and Servicing Agreement or by reason of the reckless disregard by the trustee or the trust administrator, as applicable, of its obligations and duties under the Pooling and Servicing Agreement or as a result of a breach by the trustee or the trust administrator, as applicable, of certain of its obligations under the Pooling and Servicing Agreement with respect to REMIC administration. The Pooling and Servicing Agreement will provide that amounts owing from the trust to the trustee or the trust administrator in respect of the foregoing indemnification may be withdrawn and paid to the trustee or the trust administrator, as applicable, prior to the making of distributions to certificateholders.

For a description of the limitations on the liability of the trustee and the trust administrator, see “Description of the Securities—Certain Matters Regarding the Master Servicer, the Depositor and the Trustee” in the base prospectus.

Removal of the Trustee and the Trust Administrator

If at any time the trustee or trust administrator becomes ineligible in accordance with the provisions of the Pooling and Servicing Agreement and fails to resign after written request by the depositor or the NIMS Insurer, if any, or if at any time the trustee or trust administrator becomes incapable of acting, or is adjudged bankrupt or insolvent, or a receiver of the respective property of the trustee or trust administrator is appointed, or any public officer takes charge or control of the trustee or trust administrator or of its respective property or affairs for the purpose of rehabilitation, conservation or liquidation, then the depositor or the NIMS Insurer, if any, may remove the trustee or trust administrator, as applicable, and appoint a successor trustee or trust administrator acceptable to the NIMS Insurer, if any, by written instrument, in duplicate, which instrument will be delivered to the removed trustee or trust administrator, as applicable, and to the successor trustee or trust administrator. A copy of such instrument will be delivered to the certificateholders and the master servicer by the depositor.

The certificateholders entitled to at least 51% of the voting rights or the NIMS Insurer, if any, upon failure of the trustee or trust administrator to perform its obligations may at any time remove the trustee or trust administrator, as applicable, and appoint a successor trustee or trust administrator acceptable to the NIMS Insurer, if any, by written instrument or instruments, in triplicate, signed by such holders or their attorneys-in-fact duly authorized, one complete set of which instruments will be delivered to the depositor, one complete set to the removed trustee or trust administrator, as applicable, and one complete set to the appointed successor. A copy of such instrument will be delivered to the certificateholders and the master servicer by the depositor.

Upon satisfaction of certain conditions as specified in the Pooling and Servicing Agreement, the trustee or trust administrator may resign from its duties under the Pooling and Servicing Agreement. Any resignation or removal of the trustee or trust administrator and appointment of a successor trustee or trust administrator will not become effective until acceptance of appointment by the successor trustee or trust administrator.

The Credit Risk Manager

Clayton Fixed Income Services Inc., formerly known as The Murrayhill Company, a Colorado corporation, will act as the trust’s representative in advising the servicer regarding certain delinquent and defaulted Mortgage Loans, and in monitoring and reporting to the depositor on the performance of such Mortgage Loans and the collection of any prepayment charges with respect to the Mortgage Loans. The credit risk manager will rely upon mortgage loan data that is provided to it by the servicer and/or the master servicer in performing its advisory and monitoring functions.

The credit risk manager will be entitled to receive the Credit Risk Manager Fee until the termination of the trust or until its removal by a vote of at least 66 2/3% of the certificateholders.

Voting Rights

At all times 98% of all voting rights will be allocated among the holders of the Class A Certificates, the Mezzanine Certificates and the Class CE Certificates in proportion to the then outstanding Certificate Principal Balances of their respective certificates. At all times 1% of all voting rights will be allocated to the holders of the Class P Certificates and 1% of all voting rights will be allocated to the holders of the Residual Certificates. The voting rights allocated to any class of certificates will be allocated among all holders of the certificates of such class in proportion to the outstanding percentage interests of such holders in such class.

Amendment of the Pooling and Servicing Agreement

The Pooling and Servicing Agreement may be amended from time to time by the depositor, the servicer, the master servicer, the trust administrator and the trustee with the consent of the NIMS Insurer, if any, and without the consent of the certificateholders in order to: (i) cure any ambiguity or defect, (ii) correct, modify or supplement any provisions (including to give effect to the expectations of certificateholders) or (iii) make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, provided that such action will not adversely affect the interests of the certificateholders evidenced by an opinion of counsel or confirmation from the Rating Agencies that such amendment will not result in the reduction or withdrawal of the rating of any outstanding Class of Certificates.

The Pooling and Servicing Agreement may also be amended from time to time by the depositor, the servicer, the master servicer, the trust administrator, the NIMS Insurer and the trustee with the consent of the NIMS Insurer and the certificateholders entitled to at least 66% of the voting rights for the purpose of either adding, changing, or eliminating any provisions of the Pooling and Servicing Agreement or of modifying the rights of the certificateholders; however, no such amendment may: (i) reduce the amount of, or delay the timing of, payments received on Mortgage Loans or (ii) adversely affect in any material respect the interests of the certificateholders.

None of the depositor, the master servicer, the trust administrator nor the trustee may enter into an amendment of the Pooling and Servicing Agreement that would significantly change the permitted activities of the Trust without the consent of the NIMS Insurer, if any, and the certificateholders that represent more than 50% of the aggregate Certificate Principal Balance of all Certificates. Promptly after the execution of any amendment the Trust Administrator will furnish a copy of such amendment to each certificateholder.

Evidence as to Compliance

The servicer is required to deliver to the depositor, the master servicer and the rating agencies in March of each year, starting in March 2007, an officer’s certificate stating that (i) a review of the servicer’s activities during the reporting period and of its performance under the Pooling and Servicing Agreement has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on such review, the servicer has fulfilled all of its obligations under the Pooling and Servicing Agreement in all material respects throughout the reporting period or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof.

In addition, notwithstanding anything in the base prospectus to the contrary, the Pooling and Servicing Agreement will generally provide that in March of each year, starting in March 2007, each party participating in the servicing function will provide to the depositor and the master servicer a report on an assessment of compliance with the applicable minimum servicing criteria established in Item 1122(d) of Regulation AB (the “AB Servicing Criteria”). The AB Servicing Criteria include specific criteria relating to the following areas: general servicing considerations, cash collection and administration, investor remittances and reporting, and pool asset administration. Such report will indicate that the AB Servicing Criteria were used to test compliance on a platform level basis and will set out any material instances of noncompliance.

The Pooling and Servicing Agreement will also provide that each party responsible for the servicing function will deliver along with its report on assessment of compliance, an attestation report from a firm of independent public accountants on the assessment of compliance with the AB Servicing Criteria.

Termination

The majority holder of the Class CE Certificates (so long as such holder is not the seller or an affiliate of the seller) or, if such majority holder fails to exercise such option, the servicer will have the right to purchase all of the Mortgage Loans and REO Properties and thereby effect the early retirement of the certificates, on any Distribution Date on which the aggregate Principal Balance of the Mortgage Loans and REO Properties as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) is equal to or less than 10% of the aggregate Principal Balance of the Mortgage Loans as of the Cut-off Date. In addition, to the extent that the majority holder of the Class CE Certificates or the servicer have not exercised such option, the master servicer or the NIMS Insurer, if any, may purchase all of the Mortgage Loans and any REO Properties and retire the certificates when the aggregate current principal balance of Mortgage Loans and any REO Properties is equal to or less than 5% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date. The first Distribution Date on which such option could be exercised is referred to herein as the Optional Termination Date. In the event that the option is exercised, the repurchase will be made at a price generally equal to the greater of (i) the Principal Balance of the Mortgage Loans and the appraised value of any REO Properties and (ii) the fair market value of the Mortgage Loans and REO Properties, in each case plus accrued and unpaid interest for each Mortgage Loan at the related Mortgage Rate to but not including the first day of the month in which such repurchase price is paid plus unreimbursed Servicing Advances, Advances, any unpaid Servicing Fees or Master Servicing Fees allocable to such Mortgage Loans and REO Properties and any other amounts owed to the servicer, the master servicer, the trust administrator or the trustee under the Pooling and Servicing Agreement, any accrued and unpaid Net WAC Rate Carryover Amounts and any Swap Termination Payment payable to the Swap Provider. However, this option may only be exercised if the termination price is sufficient to pay all interest accrued on, as well as amounts necessary to retire, the note balance of the notes issued pursuant to any indenture which are secured by all or a portion of the Class CE Certificates, the Class P Certificates and/or the Residual Certificates and any amounts owed to the NIMS Insurer, if any, at the time the option is exercised. In the event the servicer, the master servicer or the NIMS Insurer, if any, exercises this option, the portion of the purchase price allocable to the Class A Certificates and the Mezzanine Certificates will be, to the extent of available funds:

(i)	100% of the then outstanding Certificate Principal Balance of the Class A Certificates and the Mezzanine Certificates, plus

(ii)
interest for the final Accrual Period on the then outstanding Certificate Principal Balance of the Class A Certificates and the Mezzanine Certificates at the then applicable Pass-Through Rate for the class, plus

(iii)
any previously accrued but unpaid interest thereon to which the holders of the Class A Certificates and the Mezzanine Certificates are entitled, together with the amount of any Net WAC Rate Carryover Amounts (distributable from the Net WAC Rate Carryover Reserve Account), plus

(iv)	in the case of the Mezzanine Certificates, any previously unpaid Allocated Realized Loss Amount.

Servicing of Delinquent Mortgage Loans

The servicer will be required to act with respect to delinquent Mortgage Loans in accordance with procedures set forth in the Pooling and Servicing Agreement. These procedures, as followed with respect to any delinquent Mortgage Loan, may, among other things, result in (i) foreclosing on such Mortgage Loan, (ii) accepting the deed to the related Mortgaged Property in lieu of foreclosure, (iii) granting the borrower under such Mortgage Loan a modification or forbearance or (iv) accepting payment from the borrower under such Mortgage Loan of an amount less than the Principal Balance of such Mortgage Loan in final satisfaction of such Mortgage Loan. These procedures are intended to lead to the alternative that would maximize the proceeds for the trust on such Mortgage Loan. However, there can be no assurance that following such procedures will have the aforementioned result or that following such procedures will lead to the alternative that is in the best interests of the certificateholders. If the servicer extends the payment period or accepts a lesser amount than stated in the mortgage note in satisfaction of the mortgage note, your yield may be affected.

FEDERAL INCOME TAX CONSEQUENCES

One or more elections will be made to treat designated portions of the trust (exclusive of the Net WAC Rate Carryover Reserve Account, the Swap Account, the Supplemental Interest Trust, any Servicer Prepayment Charge Payment Amounts, the Interest Rate Swap Agreement and the Interest Rate Cap Agreement) as a REMIC for federal income tax purposes. Upon the issuance of the offered certificates, Thacher Proffitt & Wood LLP, counsel to the depositor, will deliver its opinion generally to the effect that, assuming compliance with all provisions of the Pooling and Servicing Agreement, for federal income tax purposes, each REMIC elected by the Trust will qualify as a REMIC under Sections 860A through 860G of the Code.

For federal income tax purposes, (i) the Residual Certificates will consist of components, each of which will represent the sole class of “residual interests” in each REMIC elected by the trust and (ii) the Class A Certificates, the Mezzanine Certificates, the Class CE Certificates (exclusive of any right of the holder of such Certificates to receive payments from or obligation to make payments to the Net WAC Rate Carryover Reserve Account in respect of the Net WAC Rate Carryover Amount or the Swap Account) and the Class P Certificates will represent the “regular interests” in, and generally will be treated as debt instruments of, a REMIC. See “Federal Income Tax Consequences—REMICs” in the base prospectus.

For federal income tax reporting purposes, the Class A Certificates and the Mezzanine Certificates may be treated as having been issued with original issue discount. The prepayment assumption that will be used in determining the rate of accrual of original issue discount, premium and market discount, if any, for federal income tax purposes will be based on the assumption that subsequent to the date of any determination the Mortgage Loans will prepay at the prepayment assumption set forth under “Prepayment and Yield Considerations” in this free writing prospectus. No representation is made that the Mortgage Loans will prepay at such rate or at any other rate. See “Federal Income Tax Consequences—REMICs” in the base prospectus.

The Internal Revenue Service has issued OID regulations under Sections 1271 to 1275 of the Code generally addressing the treatment of debt instruments issued with original issue discount. Purchasers of the offered certificates should be aware that the OID regulations do not adequately address certain issues relevant to, or are not applicable to, prepayable securities such as the offered certificates. In addition, there is considerable uncertainty concerning the application of the OID regulations to REMIC regular certificates that provide for payments based on an adjustable rate such as the offered certificates. Because of the uncertainty concerning the application of Section 1272(a)(6) of the Code to such certificates and because the rules of the OID regulations relating to debt instruments having an adjustable rate of interest are limited in their application in ways that could preclude their application to such certificates even in the absence of Section 1272(a)(6) of the Code, the Internal Revenue Service could assert that the offered certificates should be treated as issued with original issue discount or should be governed by the rules applicable to debt instruments having contingent payments or by some other method not yet set forth in regulations. Prospective purchasers of the offered certificates are advised to consult their tax advisors concerning the tax treatment of such certificates.

It appears that a reasonable method of reporting original issue discount with respect to the offered certificates, if such certificates are required to be treated as issued with original issue discount, generally would be to report income with respect to such certificates as original issue discount for each period by computing such original issue discount (i) by assuming that the value of the applicable index will remain constant for purposes of determining the original yield to maturity of, and projecting future distributions on such certificates, thereby treating such certificates as fixed rate instruments to which the original issue discount computation rules described in the base prospectus can be applied, and (ii) by accounting for any positive or negative variation in the actual value of the applicable index in any period from its assumed value as a current adjustment to original issue discount with respect to such period. See “Federal Income Tax Consequences—REMICs” in the base prospectus.

Certain of the certificates may be treated for federal income tax purposes as having been issued at a premium. Whether any holder of a certificate will be treated as holding such certificate with amortizable bond premium will depend on such certificateholder’s purchase price and the distributions remaining to be made on such certificate at the time of its acquisition by such certificateholder. Holders of such certificates should consult their own tax advisors regarding the possibility of making an election to amortize such premium. See “Federal Income Tax Consequences—REMICs” in the base prospectus.

Each holder of a Class A Certificate and a Mezzanine Certificate is deemed to own an undivided beneficial ownership interest in a REMIC regular interest and the right to receive payments from the Net WAC Rate Carryover Reserve Account and the Swap Account in respect of the Net WAC Rate Carryover Amount and the obligation to make payments to the Swap Account. The Net WAC Rate Carryover Reserve Account, the Swap Account and the Interest Rate Swap Agreement are not assets of any REMIC. The REMIC regular interest corresponding to a Class A Certificate or Mezzanine Certificate will be entitled to receive interest and principal payments at the times and in the amounts equal to those made on the certificate to which it corresponds, except that (i) the maximum interest rate of that REMIC regular interest will equal the Net WAC Rate computed for this purpose by limiting the Notional Amount of the Interest Rate Swap Agreement to the aggregate principal balance of the Mortgage Loans and (ii) any Swap Termination Payment will be treated as being payable solely from Net Monthly Excess Cashflow. As a result of the foregoing, the amount of distributions on the REMIC regular interest corresponding to a Class A Certificate or Mezzanine Certificate may exceed the actual amount of distributions on the Class A Certificate or Mezzanine Certificate.

The treatment of amounts received by a holder of a Class A Certificate and a Mezzanine Certificate under such holder’s right to receive the Net WAC Rate Carryover Amount will depend on the portion, if any, of such holder’s purchase price allocable thereto. Under the REMIC regulations, each holder of a Class A Certificate and a Mezzanine Certificate must allocate its purchase price for such certificate among its undivided interest in the regular interest of the related REMIC and its undivided interest in the right to receive payments from the Net WAC Rate Carryover Reserve Account and the Swap Account in respect of the Net WAC Rate Carryover Amount in accordance with the relative fair market values of each property right. The trust administrator will, as required, treat payments made to the holders of the Class A Certificates and Mezzanine Certificates with respect to the Net WAC Rate Carryover Amount as includible in income based on the regulations relating to notional principal contracts. The OID regulations provide that the trust’s allocation of the issue price is binding on all holders unless the holder explicitly discloses on its tax return that its allocation is different from the trust’s allocation. For tax reporting purposes, the trust administrator may, as required, treat the right to receive payments from the Net WAC Rate Carryover Reserve Account and the Swap Account in respect of Net WAC Rate Carryover Amounts as having more than a de minimis value. The value of such amount may be obtained from the trust administrator upon request to the extent it is provided to the trust administrator by the underwriters. Under the REMIC regulations, the trust administrator is required to account for the REMIC regular interest, the right to receive payments from the Net WAC Rate Carryover Reserve Account and the Swap Account in respect of the Net WAC Rate Carryover Amount as discrete property rights. Holders of the Class A Certificates and Mezzanine Certificates are advised to consult their own tax advisors regarding the allocation of issue price, timing, character and source of income and deductions resulting from the ownership of such certificates. Treasury regulations have been promulgated under Section 1275 of the Code generally providing for the integration of a “qualifying debt instrument” with a hedge if the combined cash flows of the components are substantially equivalent to the cash flows on a variable rate debt instrument. However, such regulations specifically disallow integration of debt instruments subject to Section 1272(a)(6) of the Code. Therefore, holders of the Class A Certificates and Mezzanine Certificates will be unable to use the integration method provided for under such regulations with respect to those certificates. If the trust administrator’s treatment of payments of the Net WAC Rate Carryover Amount is respected, ownership of the right to the Net WAC Rate Carryover Amount will entitle the owner to amortize the separate price paid for the right to the Net WAC Rate Carryover Amount under the notional principal contract regulations.

Any payments made to a beneficial owner of a Class A Certificate or Mezzanine Certificate in excess of the amounts payable on the corresponding REMIC regular interest will be treated as having been received as a payment on a notional principal contract. To the extent the sum of such periodic payments for any year exceeds that year’s amortized cost of any Net WAC Rate Carryover Amounts, such excess represents net income for that year. Conversely, to the extent that the amount of that year’s amortized cost exceeds the sum of the periodic payments, such excess shall represent a net deduction for that year. In addition, any amounts payable on such REMIC regular interest in excess of the amount of payments on the Class A Certificate or Mezzanine Certificate to which it relates will be treated as having been received by the beneficial owners of such Certificates and then paid by such owners to the Swap Account pursuant to the Swap Administration Agreement, and such excess should be treated as a periodic payment on a notional principal contract that is made by the beneficial owner during the applicable taxable year and that is taken into account in determining the beneficial owner’s net income or net deduction with respect to any Net WAC Rate Carryover Amounts for such taxable year. Although not clear, net income or a net deduction with respect to the Net WAC Rate Carryover Amount should be treated as ordinary income or as an ordinary deduction. Holders of the Class A Certificates and Mezzanine Certificates are advised to consult their own tax advisors regarding the tax characterization and timing issues relating to a Swap Termination Payment.

Because a beneficial owner of any Net WAC Rate Carryover Amounts will be required to include in income the amount deemed to have been paid by such owner, but may not be able to deduct that amount from income, a beneficial owner of a Class A Certificate or Mezzanine Certificate may have income that exceeds cash distributions on the Class A Certificate or Mezzanine Certificate, in any period and over the term of the Class A Certificate or Mezzanine Certificate. As a result, the Class A Certificate or Mezzanine Certificates may not be a suitable investment for any taxpayer whose net deduction with respect to any Net WAC Rate Carryover Amounts would be subject to the limitations described above.

Upon the sale of a Class A Certificate or a Mezzanine Certificate, the amount of the sale allocated to the selling certificateholder’s right to receive payments from the Net WAC Rate Carryover Reserve Account and the Swap Account in respect of the Net WAC Rate Carryover Amount would be considered a “termination payment” under the notional principal contract regulations allocable to the related Class A Certificate or Mezzanine Certificate, as the case may be. A holder of an offered certificate will have gain or loss from such a termination of the right to receive payments from the Net WAC Rate Carryover Reserve Account and the Swap Account in respect of the Net WAC Rate Carryover Amount equal to (i) any termination payment it received or is deemed to have received minus (ii) the unamortized portion of any amount paid (or deemed paid) by the certificateholder upon entering into or acquiring its interest in the right to receive payments from the Net WAC Rate Carryover Reserve Account and the Swap Account in respect of the Net WAC Rate Carryover Amount.

Gain or loss realized upon the termination of the right to receive payments from the Net WAC Rate Carryover Reserve Account and the Swap Account in respect of the Net WAC Rate Carryover Amount will generally be treated as capital gain or loss. Moreover, in the case of a bank or thrift institution, Code Section 582(c) would likely not apply to treat such gain or loss as ordinary.

It is possible that the right to receive payments in respect of the Net WAC Rate Carryover Amounts could be treated as a partnership among the holders of all of the certificates, in which case holders of such certificates potentially would be subject to different timing of income and foreign holders of such certificates could be subject to withholding in respect of any related Net WAC Carryover Amount. Holders of the offered certificates are advised to consult their own tax advisors regarding the allocation of issue price, timing, character and source of income and deductions resulting from the ownership of their certificates.

The REMIC regular interest component of each Class A and Mezzanine Certificate will be treated as assets described in Section 7701(a)(19)(C) of the Code, and as “real estate assets” under Section 856(c)(5)(B) of the Code, generally, in the same proportion that the assets of the Trust, exclusive of the assets not included in any REMIC, would be so treated. In addition, the interest derived from the REMIC regular interest component of each Class A and Mezzanine Certificate will be interest on obligations secured by interests in real property for purposes of section 856(c)(3) of the Code, subject to the same limitation in the preceding sentence. The Notional Principal Contract component of each Regular Certificate will not qualify, however, as an asset described in Section 7701(a)(19)(C) of the Code, as a real estate asset under Section 856(c)(5)(B) of the Code or as a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code. As a result, the Regular Certificates generally may not be a suitable investment for a REMIC, a real estate investment trust or an entity intending to qualify under Section 7701(a)(19)(C) of the Code.

Because the Net WAC Rate Carryover Amount is treated as a separate right of the Class A Certificates and Mezzanine Certificates not payable by any REMIC elected by the trust, such right will not be treated as a qualifying asset for any certificateholder that is a mutual savings bank, domestic building and loan association, real estate investment trust, or real estate mortgage investment conduit and any amounts received from the Net WAC Rate Carryover Reserve Account and the Swap Account will not be qualifying real estate income for real estate investment trusts.

It is not anticipated that any REMIC elected by the trust will engage in any transactions that would subject it to the prohibited transactions tax as defined in Section 860F(a)(2) of the Code, the contributions tax as defined in Section 860G(d) of the Code or the tax on net income from foreclosure property as defined in Section 860G(c) of the Code. However, in the event that any such tax is imposed on any REMIC elected by the trust, such tax will be borne (i) by the trust administrator, if the trust administrator has breached its obligations with respect to REMIC compliance under the Pooling and Servicing Agreement, (ii) by the trustee, if the trustee has breached its obligations with respect to REMIC compliance under the Pooling and Servicing Agreement, (iii) by the master servicer, if the master servicer has breached its obligations with respect to REMIC compliance under the Pooling and Servicing Agreement, (iv) by the servicer, if the servicer has breached its obligations with respect to REMIC compliance under the Pooling and Servicing Agreement or (v) otherwise by the trust, with a resulting reduction in amounts otherwise distributable to holders of the offered certificates. The responsibility for filing annual federal information returns and other reports will be borne by the trust administrator. See “Federal Income Tax Consequences—REMICs” in the base prospectus.

For further information regarding the federal income tax consequences of investing in the offered certificates, see “Federal Income Tax Consequences—REMICs” in the base prospectus.

ERISA CONSIDERATIONS

Section 406 of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, prohibits “parties in interest” with respect to an employee benefit plan subject to ERISA from engaging in certain transactions involving such plan and its assets unless a statutory, regulatory or administrative exemption applies to the transaction. Section 4975 of the Code imposes certain excise taxes on prohibited transactions involving “disqualified persons” and employee benefit plans or other arrangements (including, but not limited to, individual retirement accounts) described under that section (collectively, with employee benefit plans subject to ERISA, referred to as Plans). ERISA authorizes the imposition of civil penalties for prohibited transactions involving Plans not covered under Section 4975 of the Code. Any Plan fiduciary which proposes to cause a Plan to acquire offered certificates should consult with its counsel with respect to the potential consequences under ERISA and the Code of the Plan’s acquisition and ownership of such offered certificates.

Certain employee benefit plans, including governmental plans and certain church plans, are not subject to ERISA’s requirements. Accordingly, assets of such plans may be invested in offered certificates without regard to the ERISA considerations described in this term sheet supplement and in the base prospectus, subject to the provisions of other applicable federal and state law. Any such plan which is qualified and exempt from taxation under Sections 401(a) and 501(a) of the Code may nonetheless be subject to the prohibited transaction rules set forth in Section 503 of the Code.

Except as noted above, investments by Plans are subject to ERISA’s general fiduciary requirements, including the requirement of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. A fiduciary which decides to invest the assets of a Plan in a class of offered certificates should consider, among other factors, the extreme sensitivity of the investments to the rate of principal payments (including prepayments) on the mortgage loans.

The U.S. Department of Labor has granted to UBS Securities LLC an administrative exemption (Prohibited Transaction Exemption, or PTE, 91-22, as amended by PTE 97-34, PTE 2000-58 and PTE 2002-41) (referred to as the Exemption) from certain of the prohibited transaction rules of ERISA and the related excise tax provisions of Section 4975 of the Code with respect to the initial purchase, the holding and the subsequent resale by Plans of certificates in pass-through trusts that consist of certain receivables, loans and other obligations that meet the conditions and requirements of the Exemption as discussed in “ERISA Considerations” in the base prospectus. The Exemption applies to obligations such as the mortgage loans in the trust fund which have loan-to-value ratios not in excess of 100 percent (100%), provided that the certificates issued are rated at least “BBB-” or its equivalent, as more fully described in “ERISA Considerations” in the base prospectus.

For so long as the holder of an offered certificate also holds an interest in the Supplemental Interest Trust, the holder will be deemed to have acquired and be holding the offered certificate without the right to receive payments from the Supplemental Interest Trust and, separately, the right to receive payments from the Supplemental Interest Trust. The Exemption is not applicable to the acquisition, holding and transfer of an interest in the Supplemental Interest Trust. In addition, while the Supplemental Interest Trust is in existence, it is possible that not all of the requirements for the Exemption to apply to the acquisition, holding and transfer of offered certificates will be satisfied. However, if the Exemption is not available, there may be other exemptions that apply. Accordingly, no Plan or other person using assets of a Plan may acquire or hold an offered certificate while the Supplemental Interest Trust is in existence, unless (1) such Plan is an accredited investor within the meaning of the Exemption and (2) such acquisition or holding is eligible for the exemptive relief available under Department of Labor Prohibited Transaction Class Exemption 84-14 (for transactions by independent “qualified professional asset managers”), 91-38 (for transactions by bank collective investment funds), 90-1 (for transactions by insurance company pooled separate accounts), 95-60 (for transactions by insurance company general accounts) or 96-23 (for transactions effected by “in-house asset managers”). For so long as the Supplemental Interest Trust is in existence, each beneficial owner of an offered certificate or any interest therein, shall be deemed to have represented, by virtue of its acquisition or holding of the offered certificate, or interest therein, that either (i) it is not a Plan or (ii) (A) it is an accredited investor within the meaning of the Exemption and (B) the acquisition and holding of such Certificate and the separate right to receive payments from the Supplemental Interest Trust are eligible for the exemptive relief available under one of the five prohibited transaction class exemptions enumerated above.

Each beneficial owner of a Mezzanine Certificate or any interest therein that is acquired after the termination of the Supplemental Interest Trust will be deemed to have represented, by virtue of its acquisition or holding of that certificate or interest therein, that either (i) it is not a plan investor, (ii) it has acquired and is holding such Mezzanine Certificate in reliance on the Exemption, and that it understands that there are certain conditions to the availability of the Exemption, including that the Mezzanine Certificate must be rated, at the time of purchase, not lower than “BBB-” (or its equivalent) by S&P, Moody’s or Fitch or (iii) (1) it is an insurance company, (2) the source of funds used to acquire or hold the certificate or interest therein is an “insurance company general account”, as such term is defined in PTE 95 60, and (3) the conditions in Sections I and III of PTE 95 60 have been satisfied.

Plan fiduciaries should consult their legal counsel concerning the availability of, and scope of relief provided by, the Exemption and the enumerated class exemptions.

If any offered certificate, or any interest therein, is acquired or held in violation of the provisions of the preceding paragraph, the next preceding permitted beneficial owner will be treated as the beneficial owner of that certificate, retroactive to the date of transfer to the purported beneficial owner. Any purported beneficial owner whose acquisition or holding of an offered certificate, or interest therein, was effected in violation of the provisions of the preceding paragraph shall indemnify to the extent permitted by law and hold harmless the depositor, the trustee, the trust administrator, the master servicer, the servicer and any the NIMS Insurer from and against any and all liabilities, claims, costs or expenses incurred by such parties as a result of such acquisition or holding.

Prospective Plan investors should consult with their legal advisors concerning the impact of ERISA and the Exemption or any other exemption, and the potential consequences in their specific circumstances, prior to making an investment in the certificates. Moreover, each Plan fiduciary should determine whether under the general fiduciary standards of investment prudence and diversification, an investment in the offered certificates is appropriate for the Plan, taking into account the overall investment policy of the Plan and the composition of the Plan’s investment portfolio.

LEGAL INVESTMENT

None of the Certificates will constitute “mortgage related securities” for purposes of SMMEA.

The depositor makes no representations as to the proper characterization of any class of offered certificates for legal investment or other purposes, or as to the ability of particular investors to purchase any class of offered certificates under applicable legal investment restrictions. These uncertainties may adversely affect the liquidity of any class of offered certificates. Accordingly, all institutions whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements or review by regulatory authorities should consult with their legal advisors in determining whether and to what extent any class of offered certificates constitutes a legal investment or is subject to investment, capital or other restrictions. See “Legal Investment” in the base prospectus.

GLOSSARY OF TERMS

The “Adjustment Date” with respect to each Mortgage Loan is the date on which the Mortgage Rate of the Mortgage Loan changes pursuant to the related mortgage note.

An “Advance” with respect to any Distribution Date is an amount remitted by the servicer under the Pooling and Servicing Agreement equal to the aggregate of all payments of principal and interest (net of Servicing Fees) that were due during the related Due Period on the Mortgage Loans, other than with respect to balloon payments, and that were delinquent on the business day immediately prior to the related Determination Date, unless determined to be nonrecoverable and, with respect to balloon loans, with respect to which the balloon payment is not made when due, an assumed monthly payment that would have been due on the related Due Date based on the original principal amortization schedule for such balloon loan, unless determined to be nonrecoverable.

An “Allocated Realized Loss Amount” with respect to any class of the Mezzanine Certificates and any Distribution Date is an amount equal to the sum of any Realized Loss allocated to that class of Mezzanine Certificates on the Distribution Date and any Allocated Realized Loss Amount for that class remaining unreimbursed from previous Distribution Dates minus any Subsequent Recoveries applied to such Allocated Realized Loss Amount.

The “Closing Date” means June 29, 2006.

“Compensating Interest” for any Distribution Date is an amount, not to exceed the lesser of (x) the aggregate of the Prepayment Interest Shortfall, if any, after netting the aggregate Prepayment Interest Excess, if any, for such Distribution Date and (y) the Servicing Fee for such Distribution Date, remitted by the servicer to the master servicer in respect of any Prepayment Interest Shortfall.

“Credit Risk Manager Fee Rate” is 0.0125% per annum.

The “Cut-off Date” means June 1, 2006.

The “Cut-off Date Principal Balance” is the aggregate Principal Balance of the Mortgage Loans as of the Cut-off Date.

A “Deleted Mortgage Loan” is a Mortgage Loans replaced or to be replaced by a Qualified Substitute Mortgage Loan.

The “Determination Date” with respect to any Distribution Date will be the 15th day of the calendar month in which such Distribution Date occurs or, if such 15th day is not a Business Day, the business day immediately preceding such 15th day.

The “Distribution Date” means the 25th day of each month, or if such day is not a business day, on the first business day thereafter, commencing in July 2006.

The “Due Date” with respect to each Mortgage Loan is the date on which the scheduled payment is due each month.

The “Due Period” with respect to any Distribution Date is the period commencing on the second day of the month preceding the month in which such Distribution Date occurs and ending on the first day of the month in which such Distribution Date occurs.

The “Gross Margin” with respect to each adjustable-rate Mortgage Loan is the fixed percentage set forth in the related mortgage note that is added to the Index on each Adjustment Date.

The “Homeownership Act” means the federal Truth-in-Lending Act as amended by the Home Ownership and Equity Protection Act of 1994.

The “Index” with respect to each adjustable-rate Mortgage Loan is Six-Month LIBOR.

The “Initial Periodic Rate Cap” with respect to each adjustable-rate Mortgage Loan is the fixed percentage set forth in the related mortgage note, which is the maximum amount by which the Mortgage Rate for such Mortgage Loan may decrease or increase on the first Adjustment Date from the Mortgage Rate in effect immediately prior to such Adjustment Date.

“Insurance Proceeds” means the proceeds of any title policy, hazard policy or other insurance policy covering a Mortgage Loan to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the mortgagor in accordance with the procedures that the servicer would follow in servicing mortgage loans held for its own account, subject to the terms and conditions of the related mortgage note and mortgage.

The “Maximum Mortgage Rate” with respect to each adjustable-rate Mortgage Loan is the specified maximum Mortgage Rate over the life of such Mortgage Loan.

The “Master Servicing Fee” with respect to any Distribution Date is an amount equal to one-twelfth of the Master Servicing Fee Rate (without regard to the words “per annum” in the definition thereof) multiplied by the Principal Balance of the Mortgage Loans as of the first day of the related Due Period.

The “Master Servicing Fee Rate” is 0.0050% per annum

The “Minimum Mortgage Rate” means, with respect to each adjustable-rate Mortgage Loan is the specified minimum Mortgage Rate over the life of such Mortgage Loan.

A “Mortgage Loan” is any of the Mortgage Loans included in the trust.

The “Mortgage Pool” means the pool of Mortgage Loans included in the trust.

The “Mortgage Rate” is the adjustable-rate calculated as specified under the terms of the related mortgage note.

A “Mortgaged Property” is the property securing a Mortgage Loan which will consist of one- to four-family residential properties consisting of attached or detached one- to four-family dwelling units and individual condominium units.

The “Net WAC Rate Carryover Reserve Account” means an account established under the Pooling and Servicing Agreement from which distributions in respect of Net WAC Rate Carryover Amounts on the certificates will be made.

The “Net WAC Rate Carryover Amount” for such class for such Distribution Date is an amount equal to the sum of (i) the excess of (x) the amount of interest such class of Certificates would have accrued on such Distribution Date had such Pass-Through Rate been the related Formula Rate, over (y) the amount of interest such class of certificates accrued for such Distribution Date at the Net WAC Rate and (ii) the unpaid portion of any related Net WAC Rate Carryover Amount from the prior Distribution Date together with interest accrued on such unpaid portion for the most recently ended Accrual Period at the Formula Rate applicable for such class for such Accrual Period.

A “NIMS Insurer Default” means the continuance of any failure by the NIMS Insurer, if any, to make a required payment under the policy insuring the net interest margin securities.

The “Periodic Rate Cap” with respect to each adjustable-rate Mortgage Loan is the fixed percentage set forth in the related mortgage note, which is the maximum amount by which the Mortgage Rate for such Mortgage Loan may increase or decrease on the Adjustment Date (other than the first Adjustment Date) from the Mortgage Rate in effect immediately prior to such Adjustment Date.

A “Plan” means any employee benefit plan or other plan or arrangement subject to ERISA or Section 4975 of the Code.

The “Pool Balance” as of any date is equal to the aggregate Principal Balance of the Mortgage Loans in the Mortgage Pool.

The “Pooling and Servicing Agreement” means the Pooling and Servicing Agreement, dated as of June 1, 2006, among the depositor, the servicer, the master servicer, the trust administrator and the trustee.

“Prepayment Interest Excess” means, with respect to any Distribution Date and each Mortgage Loan as to which a principal prepayment in full that was applied during the portion of the related Prepayment Period commencing on the first day of the calendar month in which the Distribution Date occurs and ending on the last day of the related Prepayment Period, an amount equal to interest on the Mortgage Loan at the applicable Mortgage Rate on the amount of such principal prepayment for the number of days commencing on the first day of the calendar month in which such Distribution Date occurs and ending on the date on which such prepayment is so applied.

A “Prepayment Interest Shortfall” means, with respect to any Distribution Date and each Mortgage Loan as to which a principal prepayment that was applied during the portion of the related Prepayment Period commencing on the first day of the related Prepayment Period and ending on the last day of the calendar month preceding the month in which such Distribution Date occurs, an amount equal to interest at the applicable Mortgage Rate on the amount of such principal prepayment for the number of days commencing on the date such principal prepayment was applied and ending on the last day of the calendar month preceding the month in which such Distribution Date occurs.

The “Prepayment Period” for any Distribution Date is the period commencing on the 14th day of the calendar month preceding the related Distribution Date (and in the case of the first Distribution Date, commencing on June 1, 2006) and ending on the 13th day of the calendar month in which such Distribution Date occurs for prepayments in full and the calendar month preceding the month in which such Distribution Date occurs for any partial prepayment.

The “Principal Balance” of any Mortgage Loan as of any date is an amount equal to the principal balance of such Mortgage Loan at its origination, less the sum of scheduled and unscheduled payments in respect of principal made on such Mortgage Loan.

The “Purchase Price” with respect to any Mortgage Loan that is purchased by the seller is a price equal to the outstanding Principal Balance of such Mortgage Loan as of the date of purchase, plus all accrued and unpaid interest thereon, computed at the Mortgage Rate through the end of the calendar month in which the purchase is effected, plus the amount of any unreimbursed Advances and Servicing Advances made by the servicer, plus any costs and damages incurred by the trust in connection with any violation by such Mortgage Loan of any predatory or abusive lending law. With respect to any Mortgage Loan that is purchased by the related originator, the amount set forth in the Originator Master Agreement.

A “Qualified Substitute Mortgage Loan” is a mortgage loan substituted by the seller or the originator for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding Principal Balance (or in the case of a substitution of more than one Mortgage Loan for a Deleted Mortgage Loan, an aggregate Principal Balance), not in excess of, and not more than 5% less than, the Principal Balance of the Deleted Mortgage Loan; (ii) have a Mortgage Rate not less than the Mortgage Rate of the Deleted Mortgage Loan and not more than 1% in excess of the Mortgage Rate of such Deleted Mortgage Loan; (iii) in the case of any adjustable-rate Mortgage Loan, have a Maximum Mortgage Rate and Minimum Mortgage Rate not less than the respective rate for the Deleted Mortgage Loan, have a Gross Margin equal to or greater than the Deleted Mortgage Loan and have the same Adjustment Date frequency as the Deleted Mortgage Loan; (iv) have the same Due Date as the Deleted Mortgage Loan; (v) have a remaining term to maturity not more than one year earlier and not later than the remaining term to maturity of the Deleted Mortgage Loan; (vi) comply with each representation and warranty as to the Mortgage Loans set forth in the Mortgage Loan Purchase Agreement (deemed to be made as of the date of substitution); (vii) have been underwritten or re-underwritten by the originator in accordance with the same underwriting criteria and guidelines as the Mortgage Loans being replaced; (viii) be of the same or better credit quality as the Mortgage Loan being replaced and (ix) satisfy certain other conditions specified in the Pooling and Servicing Agreement.

The “Relief Act” means the Servicemembers Civil Relief Act.

The “Remittance Date” with respect to any Distribution Date, by 1:00 p.m. New York time on the 18th calendar day in which such Distribution Date occurs, and if not a business day, the immediately following business day.

An “REO Property” is a property acquired on behalf of the certificateholders in respect of a defaulted Mortgage Loan thorough foreclosure, deed-in-lieu of foreclosure, repossession or otherwise.

A “Servicing Advance” with respect to any Distribution Date is an amount remitted by the servicer equal to all reasonable and customary “out-of-pocket” costs and expenses (including reasonable attorneys’ fees and disbursements) incurred in the performance of its servicing obligations, including, but not limited to, the cost of (i) the preservation, restoration, inspection and protection of the Mortgaged Properties, (ii) any administrative, enforcement or judicial proceedings, including foreclosures, (iii) the management and liquidation of Mortgaged Properties acquired in satisfaction of the related mortgage and (iv) certain insurance premiums and certain ongoing expenses associated with the Mortgage Pool and incurred by the Servicer in connection with its responsibilities under the Pooling and Servicing Agreement.

The “Servicing Fee” with respect to any Distribution Date is an amount equal to one-twelfth of the Servicing Fee Rate (without regards to the words “per annum” in the definition thereof) multiplied by the Principal Balance of the Mortgage Loans as of the first day of the related Due Period.

The “Servicing Fee Rate” is 0.500% per annum.

“Six-Month LIBOR” means the average of interbank offered rates for six-month U.S. dollar deposits in the London market based on quotations of major banks, and most recently available as of a day specified in the related mortgage note as published by the Western Edition of The Wall Street Journal.

“SMMEA” means the Secondary Mortgage Market Enhancement Act of 1984.

The “Substitution Adjustment Amount” with respect to any Mortgage Loan that is purchased by the seller is an amount equal to the excess of the Principal Balance of the related Deleted Mortgage Loan over the Principal Balance of such Qualified Substitute Mortgage Loan.

A “Swap Provider Trigger Event” means a Swap Termination Payment that is triggered upon: (i) an Event of Default under the Interest Rate Swap Agreement with respect to which the Swap Provider is a Defaulting Party (as defined in the Interest Rate Swap Agreement), (ii) a Termination Event under the Interest Rate Swap Agreement with respect to which the Swap Provider is the sole Affected Party (as defined in the Interest Rate Swap Agreement) or (iii) an Additional Termination Event under the Interest Rate Swap Agreement with respect to which the Swap Provider is the sole Affected Party.

The “Swap Termination Payment” means the amount, if any, owed by the trust or the Swap Provider upon a Swap Early Termination.

Annex I

Collateral Tables

MASTR Asset Backed Securities Trust 2006-HE2
Mortgage Pass-Through Certificates

Collateral Summary for the Aggregate Mortgage Loans
Statistics for the adjustable-rate and fixed-rate mortgage loans listed below are based on their Cut-Off Date scheduled balances respectively (except for FICO and LTV which is based at origination).
	Summary Statistics	Range (if applicable)
Number of Mortgage Loans:	3,156
Aggregate Current Principal Balance:	$601,858,234
Average Current Principal Balance:	$190,703	$6,109 - $997,135
Aggregate Original Principal Balance:	$602,998,005
Average Original Principal Balance:	$191,064	$6,250 - $1,000,000
Fully Amortizing Non-IO Mortgage Loans:	70.48%
Fully Amortizing IO Mortgage Loans:	13.10%
Balloon Loans:	16.43%
1st Lien:	95.98%
Wtd. Avg. Gross Coupon:	8.258%	5.500% - 13.950%
Wtd. Avg. Original Term(months):	357	120 - 360
Wtd. Avg. Remaining Term(months):	353	115 - 359
Wtd. Avg. Margin(ARM Loan Only):	5.979%	3.000% - 9.500%
Maximum Interest Rate (ARM Loans Only):	14.679%	12.000% - 19.000%
Minimum Interest Rate (ARM Loans Only):	8.206%	5.500% - 12.200%
Wtd. Avg. Original LTV:	80.48%	11.65% - 100.00%
Wtd. Avg. Borrower FICO:	619	500 - 815
Geographic Distribution (Top 5):	CA	34.89%
	FL	16.19%
	MD	5.73%
	NY	4.36%
	TX	3.36%

Current Unpaid Principal Balance of the Aggregate Mortgage Loans

Range of Current Unpaid Principal Balance ($)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan (S&P)	% 2ND Lien
50,000.00 or less	174	5,750,591	0.96	33,049	11.127	94.74	640	34.77	88.76
50,000.01 to 100,000.00	686	52,047,147	8.65	75,870	9.314	83.30	611	45.73	21.70
100,000.01 to 150,000.00	611	74,838,070	12.43	122,485	8.600	80.25	612	44.57	8.91
150,000.01 to 200,000.00	503	87,783,667	14.59	174,520	8.249	78.84	609	42.71	1.31
200,000.01 to 250,000.00	376	84,078,660	13.97	223,613	8.078	78.87	616	39.14	0.00
250,000.01 to 300,000.00	260	71,619,626	11.90	275,460	7.962	78.97	623	31.61	0.00
300,000.01 to 350,000.00	169	54,668,351	9.08	323,481	7.845	79.20	628	30.74	0.00
350,000.01 to 400,000.00	131	48,946,995	8.13	373,641	8.006	80.19	624	25.38	0.00
400,000.01 to 450,000.00	89	37,749,851	6.27	424,156	8.027	81.86	623	24.85	0.00
450,000.01 to 500,000.00	63	29,818,236	4.95	473,305	7.999	81.95	638	28.19	0.00
500,000.01 to 550,000.00	41	21,381,393	3.55	521,497	8.094	84.91	617	21.64	0.00
550,000.01 to 600,000.00	29	16,608,168	2.76	572,695	8.415	83.56	620	6.81	0.00
600,000.01 to 650,000.00	11	6,920,889	1.15	629,172	7.952	82.65	650	27.31	0.00
650,000.01 to 700,000.00	5	3,387,516	0.56	677,503	7.190	80.86	628	39.12	0.00
700,000.01 to 750,000.00	5	3,628,936	0.60	725,787	8.203	82.92	623	0.00	0.00
750,000.01 to 800,000.00	1	751,601	0.12	751,601	7.750	75.00	620	0.00	0.00
850,000.01 to 900,000.00	1	881,403	0.15	881,403	7.599	85.00	659	0.00	0.00
950,000.01 to 1,000,000.00	1	997,135	0.17	997,135	7.725	74.07	634	100.00	0.00
Total:	3,156	601,858,234	100.00	190,703	8.258	80.48	619	34.75	4.02

Originators of the Aggregate Mortgage Loans

Originator	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan (S&P)	% 2ND Lien
New Century	1,508	255,052,837	42.38	169,133	8.488	81.28	626	24.84	5.55
Peoples Choice	1,156	243,252,317	40.42	210,426	7.935	79.54	614	50.25	0.62
Mandalay Mortgage	274	59,006,786	9.80	215,353	8.401	80.01	616	16.13	9.66
First Street Financial	99	22,250,416	3.70	224,752	8.519	79.96	632	22.04	9.46
Fremont Investment & Loan	88	18,854,571	3.13	214,256	8.601	82.35	597	36.53	3.96
American Lending Group	29	3,257,489	0.54	112,327	8.018	89.00	613	69.88	0.00
Option One	2	183,819	0.03	91,910	9.403	86.71	591	0.00	0.00
Total:	3,156	601,858,234	100.00	190,703	8.258	80.48	619	34.75	4.02

Current Mortgage Rates of the Aggregate Mortgage Loans

Range of Current Mortgage Rates (%)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan (S&P)	% 2ND Lien
5.001 to 5.500	1	190,481	0.03	190,481	5.500	83.00	682	0.00	0.00
5.501 to 6.000	11	2,214,165	0.37	201,288	5.933	69.89	677	52.59	0.00
6.001 to 6.500	75	19,280,087	3.20	257,068	6.383	74.39	647	46.70	0.00
6.501 to 7.000	280	68,527,502	11.39	244,741	6.856	75.83	643	47.34	0.00
7.001 to 7.500	410	90,933,437	15.11	221,789	7.321	78.21	631	43.50	0.00
7.501 to 8.000	545	119,630,721	19.88	219,506	7.792	79.58	623	38.72	0.00
8.001 to 8.500	399	84,510,136	14.04	211,805	8.283	80.78	615	29.74	0.03
8.501 to 9.000	394	81,724,673	13.58	207,423	8.791	82.19	603	28.42	0.03
9.001 to 9.500	279	51,319,397	8.53	183,940	9.273	82.11	595	28.62	0.21
9.501 to 10.000	266	38,387,873	6.38	144,315	9.768	83.43	602	24.06	5.12
10.001 to 10.500	126	16,565,275	2.75	131,470	10.251	82.32	581	22.11	12.53
10.501 to 11.000	97	9,921,024	1.65	102,279	10.782	89.91	608	22.99	44.74
11.001 to 11.500	83	6,846,409	1.14	82,487	11.264	92.75	642	8.84	68.87
11.501 to 12.000	101	6,856,660	1.14	67,888	11.787	96.47	632	20.25	87.22
12.001 to 12.500	58	3,812,587	0.63	65,734	12.225	99.21	642	5.04	98.51
12.501 to 13.000	14	601,519	0.10	42,966	12.756	99.79	626	19.40	100.00
13.001 to 13.500	13	375,660	0.06	28,897	13.258	100.00	614	40.21	100.00
13.501 to 14.000	4	160,627	0.03	40,157	13.728	100.00	624	0.00	100.00
Total:	3,156	601,858,234	100.00	190,703	8.258	80.48	619	34.75	4.02

Credit Scores of the Aggregate Mortgage Loans

Range of Credit Scores	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan (S&P)	% 2ND Lien
500 or less	6	707,349	0.12	117,891	9.684	75.93	500	37.09	0.00
501 to 520	186	29,967,461	4.98	161,115	9.069	77.02	511	61.19	0.00
521 to 540	206	37,462,082	6.22	181,855	8.873	76.79	530	53.24	0.00
541 to 560	215	41,337,025	6.87	192,265	8.586	77.08	550	51.84	0.02
561 to 580	249	48,080,876	7.99	193,096	8.403	78.64	570	39.89	0.19
581 to 600	367	68,302,432	11.35	186,110	8.147	80.50	591	39.13	1.87
601 to 620	402	77,076,984	12.81	191,734	8.100	81.34	610	38.03	2.81
621 to 640	459	86,909,514	14.44	189,345	8.155	81.80	630	30.86	5.26
641 to 660	369	72,223,723	12.00	195,728	8.144	82.29	649	24.37	7.65
661 to 680	250	50,619,387	8.41	202,478	8.008	82.13	670	24.22	8.75
681 to 700	180	35,340,904	5.87	196,338	8.027	81.04	689	14.07	5.91
701 to 720	96	18,078,309	3.00	188,316	8.108	81.62	711	20.01	8.35
721 to 740	68	14,504,697	2.41	213,304	8.273	82.44	730	22.43	9.05
741 to 760	50	11,114,511	1.85	222,290	7.710	82.57	751	23.99	5.88
761 to 780	29	6,086,263	1.01	209,871	8.011	78.93	768	23.49	6.88
781 to 800	15	2,566,511	0.43	171,101	8.044	83.29	789	36.48	6.49
801 to 820	9	1,480,207	0.25	164,467	8.026	72.40	808	28.69	0.00
Total:	3,156	601,858,234	100.00	190,703	8.258	80.48	619	34.75	4.02

Lien Status of the Aggregate Mortgage Loans

Lien Status	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan (S&P)	% 2ND Lien
First	2,777	577,636,608	95.98	208,007	8.129	79.68	617	35.55	0.00
Second	379	24,221,627	4.02	63,909	11.339	99.68	660	15.76	100.00
Total:	3,156	601,858,234	100.00	190,703	8.258	80.48	619	34.75	4.02

Original LTV Ratios of the Aggregate Mortgage Loans

Range of Original LTV Ratios (%)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan (S&P)	% 2ND Lien
50.00 or less	86	12,038,572	2.00	139,983	7.653	39.92	609	37.27	0.00
50.01 to 55.00	45	7,092,538	1.18	157,612	7.410	53.16	594	44.65	0.00
55.01 to 60.00	75	14,148,239	2.35	188,643	7.794	58.13	582	47.36	0.00
60.01 to 65.00	88	18,827,105	3.13	213,944	7.907	63.35	593	27.48	0.00
65.01 to 70.00	153	29,406,050	4.89	192,196	7.883	68.58	601	35.85	0.00
70.01 to 75.00	202	42,424,903	7.05	210,024	8.248	74.09	582	30.24	0.00
75.01 to 80.00	1,091	243,185,554	40.41	222,902	7.990	79.77	640	29.32	0.03
80.01 to 85.00	399	76,332,413	12.68	191,309	8.347	84.45	586	46.39	0.00
85.01 to 90.00	531	111,732,992	18.56	210,420	8.463	89.66	615	42.02	0.21
90.01 to 95.00	115	21,878,885	3.64	190,251	8.215	94.34	635	37.65	2.20
95.01 to 100.00	371	24,790,983	4.12	66,822	11.265	99.94	661	17.62	94.57
Total:	3,156	601,858,234	100.00	190,703	8.258	80.48	619	34.75	4.02

Documentation Levels of the Aggregate Mortgage Loans

S&P Documentation Level	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan (S&P)	% 2ND Lien
Stated Doc (V)	1,172	247,147,008	41.06	210,876	8.628	80.45	640	0.00	5.62
Full (Z)	1,236	209,169,951	34.75	169,231	7.978	80.41	600	100.00	1.83
Limited Doc (Y)	651	124,645,131	20.71	191,467	8.005	80.57	610	0.00	4.23
Reduced (X)	97	20,896,145	3.47	215,424	8.203	81.08	614	0.00	5.97
Total:	3,156	601,858,234	100.00	190,703	8.258	80.48	619	34.75	4.02

Purpose of the Aggregate Mortgage Loans

Purpose	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan (S&P)	% 2ND Lien
Cash Out Refinance	1,645	337,816,239	56.13	205,359	8.122	78.17	600	40.56	1.38
Purchase	1,325	230,401,094	38.28	173,888	8.500	83.78	649	25.77	8.45
Rate & Term Refinance	169	29,263,083	4.86	173,154	7.907	81.08	613	36.84	0.17
Cash Out Debt Consolidation	13	3,523,761	0.59	271,059	8.403	82.27	572	52.70	0.00
Home Improvement	4	854,058	0.14	213,515	8.559	76.59	591	17.48	3.72
Total:	3,156	601,858,234	100.00	190,703	8.258	80.48	619	34.75	4.02

Property Types of the Aggregate Mortgage Loans

Property Type	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan (S&P)	% 2ND Lien
Single Family	2,353	438,239,601	72.81	186,247	8.245	80.30	615	34.70	3.95
Condominium	260	47,120,630	7.83	181,233	8.345	80.93	643	31.95	4.71
MultiFamily	162	40,455,950	6.72	249,728	8.293	79.38	633	26.75	4.70
Pud	167	38,463,965	6.39	230,323	8.077	81.13	614	53.96	2.90
Pud Detached	162	28,038,153	4.66	173,075	8.490	82.61	627	25.98	5.20
Pud Attached	37	7,861,007	1.31	212,460	8.323	82.01	613	28.42	2.68
Rowhouse	12	1,042,476	0.17	86,873	7.930	80.94	579	92.47	0.00
Mid Rise Condo (4-8 floors)	1	374,731	0.06	374,731	9.625	89.29	591	0.00	0.00
Mobile Home Unattached	2	261,722	0.04	130,861	8.429	83.38	656	0.00	0.00
Total:	3,156	601,858,234	100.00	190,703	8.258	80.48	619	34.75	4.02

Occupancy Status of the Aggregate Mortgage Loans

Occupancy Status	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan (S&P)	% 2ND Lien
Owner Occupied	2,850	546,095,312	90.73	191,612	8.203	80.23	616	35.64	4.42
Investor Occupied	257	46,552,262	7.73	181,137	8.760	83.42	644	28.31	0.13
Second Home	49	9,210,660	1.53	187,973	8.999	80.55	656	14.98	0.00
Total:	3,156	601,858,234	100.00	190,703	8.258	80.48	619	34.75	4.02

Geographic Distribution of the Mortgage Properties Related to the Aggregate Mortgage Loans

Location	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan (S&P)	% 2ND Lien
Southern California	562	152,565,617	25.35	271,469	8.013	78.81	628	21.15	6.34
Florida	553	97,458,404	16.19	176,236	8.465	80.89	615	35.14	1.86
Northern California	209	57,444,235	9.54	274,853	8.019	79.74	629	30.44	5.78
Maryland	160	34,504,798	5.73	215,655	7.856	80.08	598	56.70	1.40
New York	103	26,214,936	4.36	254,514	8.376	82.70	640	23.14	8.75
Texas	188	20,214,581	3.36	107,524	8.621	81.69	623	36.63	3.53
Arizona	109	19,396,505	3.22	177,950	8.482	79.45	608	40.76	2.57
Illinois	109	18,381,541	3.05	168,638	8.213	82.87	610	53.02	1.01
Virginia	70	15,104,111	2.51	215,773	8.048	78.00	589	50.79	0.71
New Jersey	54	14,329,245	2.38	265,356	8.637	81.51	629	27.32	0.42
Other	1,039	146,244,262	24.30	140,755	8.456	81.77	614	43.01	3.47
Total:	3,156	601,858,234	100.00	190,703	8.258	80.48	619	34.75	4.02

Zip Code Distribution of the Mortgage Properties Related of the Aggregate Mortgage Loans

Zip Code	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan (S&P)	% 2ND Lien
90044	12	3,408,869	0.57	284,072	7.651	78.09	661	21.23	5.47
92553	11	2,821,046	0.47	256,459	7.975	82.80	617	33.17	4.62
93635	7	2,695,817	0.45	385,117	8.346	79.01	587	24.79	0.00
92376	10	2,460,011	0.41	246,001	8.383	82.76	670	13.40	8.86
91335	8	2,357,963	0.39	294,745	7.229	75.16	645	12.72	7.16
20735	8	2,340,706	0.39	292,588	7.452	80.94	602	52.95	0.00
91745	7	2,336,991	0.39	333,856	8.130	76.46	632	0.00	6.15
92563	8	2,167,884	0.36	270,985	8.232	82.63	631	0.00	13.16
91331	9	2,005,930	0.33	222,881	7.489	65.09	595	45.76	9.05
94565	5	1,951,670	0.32	390,334	7.771	89.17	649	35.41	0.00
Other	3,071	577,311,349	95.92	187,988	8.275	80.53	619	35.23	3.97
Total:	3,156	601,858,234	100.00	190,703	8.258	80.48	619	34.75	4.02

Original Term to Maturity of the Aggregate Mortgage Loans

Range of Original Term (months)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan (S&P)	% 2ND Lien
180 or less	132	9,969,105	1.66	75,524	10.639	93.88	645	20.82	80.27
181 to 240	9	1,196,152	0.20	132,906	7.798	69.64	636	6.22	1.30
241 to 300	1	65,363	0.01	65,363	7.190	80.00	631	0.00	0.00
301 to 360	3,014	590,627,615	98.13	195,961	8.219	80.28	619	35.05	2.74
Total:	3,156	601,858,234	100.00	190,703	8.258	80.48	619	34.75	4.02

Remaining Term to Maturity of the Aggregate Mortgage Loans

Range of Remaining Term (months)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan (S&P)	% 2ND Lien
180 or less	132	9,969,105	1.66	75,524	10.639	93.88	645	20.82	80.27
181 to 240	9	1,196,152	0.20	132,906	7.798	69.64	636	6.22	1.30
241 to 300	1	65,363	0.01	65,363	7.190	80.00	631	0.00	0.00
301 to 360	3,014	590,627,615	98.13	195,961	8.219	80.28	619	35.05	2.74
Total:	3,156	601,858,234	100.00	190,703	8.258	80.48	619	34.75	4.02

Product Type of the Aggregate Mortgage Loans

Product Type	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan (S&P)	% 2ND Lien
2/6 MONTH LIBOR	1,459	274,464,536	45.60	188,118	8.407	80.08	611	35.09	0.00
Fixed	864	108,548,669	18.04	125,635	8.498	81.77	626	44.01	22.31
2/6 MONTH LIBOR—40 YR AMTERM	331	81,350,960	13.52	245,773	8.367	80.01	595	21.74	0.00
2/6 MONTH LIBOR—60 MONTH IO	265	74,020,169	12.30	279,321	7.664	80.71	661	29.47	0.00
2/6 MONTH LIBOR—DUAL AMTERM	131	38,071,382	6.33	290,621	7.829	80.99	624	35.81	0.00
3/6 MONTH LIBOR	44	8,908,018	1.48	202,455	8.086	78.21	622	39.26	0.00
5/6 MONTH LIBOR—DUAL AMTERM	24	6,514,100	1.08	271,421	7.219	81.97	621	56.46	0.00
3/6 MONTH LIBOR—60 MONTH IO	16	4,739,450	0.79	296,216	7.586	79.83	657	69.26	0.00
5/6 MONTH LIBOR	13	3,548,428	0.59	272,956	7.541	78.50	608	27.40	0.00
3/6 MONTH LIBOR—DUAL AMTERM	5	977,601	0.16	195,520	7.322	76.98	634	55.14	0.00
3/6 MONTH LIBOR—40 YR AMTERM	2	455,930	0.08	227,965	7.739	74.93	609	0.00	0.00
5/6 MONTH LIBOR—40 YR AMTERM	1	191,790	0.03	191,790	8.200	80.00	624	0.00	0.00
2/6 MONTH LIBOR—120 MONTH IO	1	67,200	0.01	67,200	6.250	80.00	660	0.00	0.00
Total:	3,156	601,858,234	100.00	190,703	8.258	80.48	619	34.75	4.02

Prepayment Penalty of the Aggregate Mortgage Loans

Original Prepayment Penalty Term (months)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan (S&P)	% 2ND Lien
None	730	129,027,887	21.44	176,751	8.789	82.95	623	31.67	6.26
6	3	331,970	0.06	110,657	8.273	86.41	588	66.55	0.00
12	125	34,620,598	5.75	276,965	8.463	80.53	627	21.61	3.56
24	1,785	345,868,980	57.47	193,764	8.217	80.53	617	32.73	3.72
36	513	92,008,799	15.29	179,354	7.592	76.80	619	51.51	2.24
Total:	3,156	601,858,234	100.00	190,703	8.258	80.48	619	34.75	4.02

Credit Grade of the Aggregate Mortgage Loans

Credit Grade	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan (S&P)	% 2ND Lien
AA	1,265	219,342,965	36.44	173,394	8.376	82.55	643	22.94	7.22
A+	963	199,941,163	33.22	207,623	7.966	80.46	621	43.08	0.97
A1	221	43,438,093	7.22	196,552	8.331	81.09	630	14.32	13.13
A	151	33,028,457	5.49	218,732	8.084	78.94	582	57.30	0.00
A-	161	29,885,772	4.97	185,626	8.432	76.87	564	52.25	0.00
B	126	26,868,792	4.46	213,244	8.518	74.38	561	45.70	0.00
C	79	12,135,738	2.02	153,617	9.516	69.39	552	35.93	0.00
A+X	50	11,399,236	1.89	227,985	8.036	82.24	617	46.38	0.76
A2	28	7,995,265	1.33	285,545	8.512	80.34	578	26.45	0.00
C+	27	3,746,911	0.62	138,774	8.495	66.37	577	55.28	0.00
N/A*	29	3,257,489	0.54	112,327	8.018	89.00	613	69.88	0.00
AXP	12	2,963,925	0.49	246,994	8.870	85.92	566	13.36	1.07
AAA	13	2,529,827	0.42	194,602	7.157	74.95	672	77.67	0.00
A-X	6	1,662,947	0.28	277,158	8.616	80.92	599	45.50	0.00
BXP	6	1,536,668	0.26	256,111	10.347	75.05	522	10.65	0.00
CXP	4	663,119	0.11	165,780	10.770	72.57	540	34.13	0.00
C-	3	649,372	0.11	216,457	11.061	59.97	550	0.00	0.00
XTA	10	628,675	0.10	62,868	10.975	99.47	637	9.14	100.00
AA+	2	183,819	0.03	91,910	9.403	86.71	591	0.00	0.00
Total:	3,156	601,858,234	100.00	190,703	8.258	80.48	619	34.75	4.02
* American Lending Group does not utilize or provide Credit Grades.

Next Adjustment Date for the Adjustable-Rate Aggregate Mortgage Loans

Next Adjustment Date	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan (S&P)	% 2ND Lien
2007-01-01	1	71,367	0.01	71,367	9.250	90.00	600	0.00	0.00
2007-08-01	1	101,180	0.02	101,180	10.500	79.69	505	0.00	0.00
2007-10-01	3	250,416	0.05	83,472	8.189	88.40	594	100.00	0.00
2007-11-01	13	1,587,082	0.32	122,083	7.852	86.58	608	73.00	0.00
2007-12-01	19	4,835,935	0.98	254,523	7.476	79.54	629	54.84	0.00
2008-01-01	575	138,065,529	27.99	240,114	8.067	80.64	617	42.24	0.00
2008-02-01	335	71,018,191	14.40	211,995	8.372	80.14	615	38.15	0.00
2008-03-01	254	65,610,830	13.30	258,310	8.236	79.48	614	17.80	0.00
2008-04-01	828	164,311,654	33.31	198,444	8.306	80.19	619	26.22	0.00
2008-05-01	158	22,122,063	4.48	140,013	8.496	80.28	619	23.48	0.00
2008-12-01	4	525,165	0.11	131,291	7.917	88.77	650	78.55	0.00
2009-01-01	23	5,476,357	1.11	238,102	7.677	78.03	633	50.10	0.00
2009-02-01	16	3,483,318	0.71	217,707	8.140	77.88	641	48.95	0.00
2009-03-01	13	3,323,435	0.67	255,649	7.708	77.56	637	28.25	0.00
2009-04-01	11	2,272,725	0.46	206,611	8.140	79.83	611	66.82	0.00
2011-01-01	26	7,231,405	1.47	278,131	7.346	81.19	626	36.09	0.00
2011-02-01	11	2,831,122	0.57	257,375	7.299	79.62	593	72.05	0.00
2011-03-01	1	191,790	0.04	191,790	8.200	80.00	624	0.00	0.00
Total:	2,292	493,309,565	100.00	215,231	8.206	80.20	618	32.72	0.00

Gross Margins for the Adjustable-Rate Aggregate Mortgage Loans

Range of Gross Margins (%)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan (S&P)	% 2ND Lien
4.000 or less	16	3,051,954	0.62	190,747	7.583	77.56	642	52.02	0.00
4.001 to 4.500	3	661,504	0.13	220,501	7.720	80.80	574	100.00	0.00
4.501 to 5.000	26	5,179,583	1.05	199,215	7.802	81.10	605	64.94	0.00
5.001 to 5.500	581	136,990,711	27.77	235,784	8.098	80.41	625	33.29	0.00
5.501 to 6.000	453	104,397,004	21.16	230,457	7.792	80.31	616	48.18	0.00
6.001 to 6.500	867	167,844,698	34.02	193,593	8.259	81.23	626	26.41	0.00
6.501 to 7.000	248	56,653,382	11.48	228,441	8.865	77.96	586	18.81	0.00
7.001 to 7.500	63	11,374,654	2.31	180,550	9.098	72.98	578	29.79	0.00
7.501 to 8.000	26	5,098,051	1.03	196,079	8.869	78.11	597	25.04	0.00
8.001 to 8.500	6	1,705,052	0.35	284,175	9.274	84.75	597	13.84	0.00
8.501 to 9.000	2	297,039	0.06	148,520	9.923	79.89	587	0.00	0.00
9.001 to 9.500	1	55,934	0.01	55,934	10.600	80.00	545	0.00	0.00
Total:	2,292	493,309,565	100.00	215,231	8.206	80.20	618	32.72	0.00

Minimum Mortgage Rate of the Adjustable-Rate Aggregate Mortgage Loans

Range of Minimum Mortgage Rates (%)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan (S&P)	% 2ND Lien
5.001 to 5.500	1	190,481	0.04	190,481	5.500	83.00	682	0.00	0.00
5.501 to 6.000	12	2,281,365	0.46	190,114	5.943	70.18	677	51.04	0.00
6.001 to 6.500	63	16,958,433	3.44	269,181	6.371	73.75	649	41.17	0.00
6.501 to 7.000	186	47,953,512	9.72	257,815	6.844	77.61	644	46.88	0.00
7.001 to 7.500	298	70,279,143	14.25	235,836	7.314	79.09	637	40.06	0.00
7.501 to 8.000	421	98,147,278	19.90	233,129	7.793	79.86	627	35.21	0.00
8.001 to 8.500	351	77,763,891	15.76	221,550	8.276	80.96	616	28.22	0.00
8.501 to 9.000	343	75,424,296	15.29	219,896	8.794	82.07	603	26.75	0.00
9.001 to 9.500	259	48,215,473	9.77	186,160	9.271	82.15	594	27.29	0.00
9.501 to 10.000	210	34,331,082	6.96	163,481	9.767	82.57	596	23.87	0.00
10.001 to 10.500	89	13,614,210	2.76	152,969	10.251	79.83	567	22.40	0.00
10.501 to 11.000	37	5,264,003	1.07	142,270	10.734	81.95	556	25.49	0.00
11.001 to 11.500	14	1,953,532	0.40	139,538	11.170	77.07	589	6.79	0.00
11.501 to 12.000	7	876,247	0.18	125,178	11.832	73.41	558	7.30	0.00
12.001 to 12.500	1	56,621	0.01	56,621	12.200	70.00	528	0.00	0.00
Total:	2,292	493,309,565	100.00	215,231	8.206	80.20	618	32.72	0.00

Maximum Mortgage Rate of the Adjustable-Rate Aggregate Mortgage Loans

Range of Maximum Mortgage Rates (%)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan (S&P)	% 2ND Lien
11.501 to 12.000	2	575,886	0.12	287,943	6.000	56.69	642	100.00	0.00
12.001 to 12.500	34	8,947,718	1.81	263,168	6.373	72.46	638	37.81	0.00
12.501 to 13.000	108	27,129,212	5.50	251,196	6.811	75.62	641	45.77	0.00
13.001 to 13.500	193	47,164,969	9.56	244,378	7.147	78.07	629	40.11	0.00
13.501 to 14.000	313	78,755,070	15.96	251,614	7.526	79.48	627	42.57	0.00
14.001 to 14.500	322	78,494,505	15.91	243,772	7.898	80.89	631	34.37	0.00
14.501 to 15.000	369	83,661,262	16.96	226,724	8.285	81.38	621	28.15	0.00
15.001 to 15.500	279	52,550,748	10.65	188,354	8.693	80.83	604	29.99	0.00
15.501 to 16.000	243	46,334,038	9.39	190,675	9.050	81.46	600	28.99	0.00
16.001 to 16.500	166	30,542,489	6.19	183,991	9.405	81.74	596	18.19	0.00
16.501 to 17.000	147	23,557,610	4.78	160,256	9.832	83.83	597	16.69	0.00
17.001 to 17.500	70	9,657,746	1.96	137,968	10.278	78.53	566	25.41	0.00
17.501 to 18.000	27	3,557,213	0.72	131,749	10.734	81.37	559	20.24	0.00
18.001 to 18.500	12	1,504,851	0.31	125,404	11.236	82.80	606	8.82	0.00
18.501 to 19.000	7	876,247	0.18	125,178	11.832	73.41	558	7.30	0.00
Total:	2,292	493,309,565	100.00	215,231	8.206	80.20	618	32.72	0.00

Initial Periodic Rate Caps of the Adjustable-Rate Aggregate Mortgage Loans

Initial Periodic Rate Caps (%)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan (S&P)	% 2ND Lien
1.000	5	870,614	0.18	174,123	8.111	85.80	607	38.05	0.00
1.500	1,129	216,395,222	43.87	191,670	8.373	80.60	620	25.42	0.00
2.000	126	34,681,921	7.03	275,253	7.897	81.26	630	54.28	0.00
3.000	1,031	241,170,017	48.89	233,919	8.100	79.66	614	36.17	0.00
5.000	1	191,790	0.04	191,790	8.200	80.00	624	0.00	0.00
Total:	2,292	493,309,565	100.00	215,231	8.206	80.20	618	32.72	0.00

Subsequent Periodic Rate Caps of the Adjustable-Rate Aggregate Mortgage Loans

Subsequent Periodic Rate Caps (%)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan (S&P)	% 2ND Lien
1.000	1,092	258,806,743	52.46	237,003	8.045	79.75	617	38.48	0.00
1.500	1,200	234,502,822	47.54	195,419	8.383	80.69	618	26.35	0.00
Total:	2,292	493,309,565	100.00	215,231	8.206	80.20	618	32.72	0.00